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Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of

SMART & FINAL STORES, INC.
at
$6.50 PER SHARE, NET IN CASH
by
FIRST STREET MERGER SUB, INC.
a wholly owned subsidiary of

FIRST STREET PARENT, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME
ON JUNE 17, 2019, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        First Street Merger Sub, Inc., a Delaware corporation (the "Offeror"), and a wholly owned subsidiary of First Street Parent, Inc., a Delaware corporation ("Parent"), is offering to purchase all of the issued and outstanding shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), of Smart & Final Stores, Inc., a Delaware corporation ("Smart & Final"), at a purchase price of $6.50 per Share, net to the holders thereof, payable in cash, without interest and less any applicable tax withholding (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time in accordance with the Merger Agreement described below, collectively constitute the "Offer"). Parent and the Offeror are controlled by certain equity funds managed by Apollo Management IX, L.P., a Delaware limited partnership ("Management IX").

        The Offer is being made in connection with the Agreement and Plan of Merger, dated as of April 16, 2019, by and among Smart & Final, Parent and the Offeror (as it may be amended from time to time, the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Offeror will merge with and into Smart & Final, with Smart & Final surviving as a wholly owned subsidiary of Parent (the "Merger").

        At the closing of the Merger, each issued and outstanding share of Common Stock (other than (a) Shares owned immediately prior to the Effective Time by Smart & Final as treasury stock, (b) Shares owned as of the commencement of the Offer and immediately prior to the Effective Time by Parent, the Offeror, Smart & Final or their respective subsidiaries, (c) Shares tendered in the Offer and (d) Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL"), collectively the "Excluded Shares") will be converted into the right to receive an amount net in cash equal to the Offer Price. The Offer, the Merger and the other transactions contemplated by the Merger Agreement, but excluding, in any event, the Financing (as defined in Section 12—"Sources and Amount of Funds" of the Offer to Purchase) are collectively referred to in this Offer to Purchase as the "Transactions."

        The purpose of the Offer is for Parent, through the Offeror, to acquire control of, and ultimately the entire equity interest in, Smart & Final. Following the Offer, the Offeror intends to effect the

Merger as soon as practicable, subject to the satisfaction of certain conditions. Promptly following the consummation of the Merger, Smart & Final will cease to be a publicly traded company.

        The Merger Agreement (as subsequently revised by agreement among Parent and Smart & Final on May 3, 2019) provides, among other things, that subject to satisfaction, or waiver by the Offeror, of the Offer Conditions (as defined below), the Offeror will (and Parent will cause the Offeror to): (a) promptly (and in any event no later than 9:00 a.m. New York City Time on the first business day) after 5:00 p.m. New York City Time on June 17, 2019 (unless the Offer is extended or earlier terminated) irrevocably accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance for payment, the "Offer Acceptance Time"); and (b) promptly (and in any event no later than the second business day) after the Offer Acceptance Time pay for such Shares.

        The Board of Directors of Smart & Final (the "Smart & Final Board") has unanimously (a) determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of Smart & Final and its stockholders, (b) declared it advisable for Smart & Final to enter into the Merger Agreement, (c) approved the execution, delivery and performance by Smart & Final of the Merger Agreement and the consummation of the Transactions, (d) agreed that the Merger should be effected pursuant to Section 251(h) of the DGCL and (e) resolved to recommend that the stockholders of Smart & Final accept the Offer and tender their Shares to the Offeror pursuant to the Offer.

        The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the DGCL, which permits completion of the Merger upon the collective ownership by Parent, the Offeror and any other subsidiary of Parent of one share more than 50% of the number of Shares that are then issued and outstanding, and, if the Merger is so effected pursuant to Section 251(h) of the DGCL, no vote of Smart & Final's stockholders will be required to adopt the Merger Agreement or consummate the Merger. Parent and the Offeror do not foresee any reason that would prevent them from completing the Merger pursuant to Section 251(h) of the DGCL following the consummation of the Offer.

        On April 16, 2019, Ares Corporate Opportunities Fund III, L.P. and Ares Corporate Opportunities Fund IV, L.P., two stockholders of Smart & Final (collectively, the "Ares Stockholders"), entered into a Tender and Support Agreement with Smart & Final (as to Section 10(k) only), Parent and the Offeror (as it may be amended from time to time, the "Support Agreement"), pursuant to which the Ares Stockholders agreed to tender all Shares now held or hereafter acquired by them in the Offer, subject to the terms and conditions set forth in the Support Agreement. As of May 10, 2019, the Ares Stockholders held approximately 58% of the Shares then outstanding. The Support Agreement is filed as Exhibit (d)(7) to the Schedule TO filed by the Offeror on May 14, 2019.

        There is no financing condition to the Offer. The Offer is conditioned upon, among other things:

  •
  the number of Shares validly tendered (and not validly withdrawn) prior to the expiration of the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received" "by the depository" as such terms are defined by Section 251(h)(6) of the DGCL), together with any Shares then owned by the Offeror or its "affiliates" (as defined by Section 251(h)(6)), represents at least one Share more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer;

  •
  the accuracy of Smart & Final's representations and warranties contained in the Merger Agreement (subject to de minimis, materiality and Material Adverse Effect qualifiers) including, without limitation, a representation as to the absence, since the date of the Merger Agreement, of any event, occurrence, development, violation, inaccuracy, circumstance or other matter that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement and described in Section 11—"Purpose of the Offer and Plans for Smart & Final; Transaction Documents");

  •
  Smart & Final's compliance with or performance of its obligations under the Merger Agreement in all material respects at or prior to the Offer Acceptance Time;

  •
  the expiration or early termination of the waiting period applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval from the Mexican Federal Economic Competition Commission or the Mexican Federal Institute of Telecommunications shall have been obtained or deemed to have been obtained pursuant to Article 90 (V) of the Mexican Federal Economic Competition Law;

  •
  the absence of any temporary restraining order, preliminary or permanent injunction or other order or action taken or legal requirement by any governmental body which prevents the consummation of the Offer or the Merger;

  •
  the Merger Agreement not having been terminated in accordance with its terms; and

  •
  the completion of a 17 consecutive day marketing period (subject to certain blackout periods described in the Merger Agreement) for the debt financing in accordance with the Merger Agreement.

        A summary of the principal terms of the Offer appears on pages 1 through 9 of this Offer to Purchase under the heading "Summary Term Sheet." You should read this entire document and the Letter of Transmittal carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720
Stockholders and All Others Call Toll-Free: (888) 785-6709

Email: info@okapipartners.com

May 14, 2019

 Important

        If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must (a) if your Shares are registered in your name, follow the procedures described in Section 3—"Procedures for Tendering Shares" below or (b) if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and request that they tender your Shares. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to the Offeror pursuant to the Offer.

        If you desire to tender your Shares to the Offeror pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary and Paying Agent (as defined in the Summary Term Sheet) by the expiration of the Offer, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase.

        Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee might establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

* * *

        Questions and requests for assistance may be directed to Okapi Partners LLC, the "Information Agent" for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

* * *

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

* * *

        No person has been authorized to give any information or to make any representation on behalf of Parent or the Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Parent, the Offeror, the Depositary and Paying Agent, or the Information Agent for the purpose of the Offer.

* * *

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both documents carefully and in their entirety before making a decision with respect to the Offer.

i

 Table of Contents

Summary Term Sheet	1
Introduction	12
The Tender Offer	15
1. Terms of the Offer	15
2. Acceptance for Payment and Payment for Shares	18
3. Procedures for Tendering Shares	19
4. Withdrawal Rights	22
5. Certain U.S. Federal Income Tax Consequences	23
6. Price Range of Shares; Dividends	25
7. Certain Effects of the Offer	26
8. Certain Information Concerning Smart & Final	27
9. Certain Information Concerning the Offeror, Parent and Management IX	29
10. Background of the Offer; Contacts with Smart & Final	31
11. Purpose of the Offer and Plans for Smart & Final; Transaction Documents	35
12. Sources and Amount of Funds	60
13. Conditions of the Offer	65
14. Dividends and Distributions	66
15. Certain Legal Matters; Regulatory Approvals	66
16. Appraisal rights.	69
17. Fees and Expenses	71
18. Miscellaneous	71
Schedule A—Directors and Executive Officers of the Offeror, Parent, Management IX and Controlling Entities	A-1

ii

 Summary Term Sheet

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the Letter of Transmittal and the other exhibits to the Schedule TO. We have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Smart & Final (as defined below) contained herein and elsewhere in this Offer to Purchase has been provided to Parent (as defined below) and the Offeror (as defined below) by Smart & Final or has been taken from or is based upon publicly available documents or records of Smart & Final on file with the U.S. Securities and Exchange Commission (the "SEC") or other public sources at the time of the Offer (as defined in the "Introduction" to this Offer to Purchase). Parent and the Offeror have not independently verified the accuracy and completeness of such information. Following the Summary Term Sheet are some questions you, as a stockholder of Smart & Final, may have and answers to those questions. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer, the Merger (as defined below) and the other Transactions (as defined below) because the information in this summary term sheet is not complete. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers available on the back cover of this Offer to Purchase. References to "we," "us," or "our," unless the context otherwise requires, are references to the Offeror.

Securities Sought	All issued and outstanding shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), of Smart & Final Stores, Inc., a Delaware corporation ("Smart & Final").
Price Offered Per Share	$6.50 per Share, net to the holders thereof in cash, without interest thereon and less any applicable tax withholding (the "Offer Price").
Scheduled Expiration Date	5:00 p.m. New York City Time on June 17, 2019, unless the Offer is extended or earlier terminated.
Offeror

First Street Merger Sub, Inc., a Delaware corporation (the "Offeror") and a wholly-owned subsidiary of First Street Parent, Inc., a Delaware corporation ("Parent"). Parent and the Offeror are controlled by certain equity funds managed by Apollo Management IX,  L.P., a Delaware limited partnership ("Management IX").

Support Agreement

Ares Corporate Opportunities Fund III, L.P. and Ares Corporate Opportunities Fund IV, L.P., two stockholders of Smart & Final (collectively, the "Ares Stockholders"), entered into a Tender and Support Agreement with Smart & Final (as to Section 10(k) only), Parent and the Offeror (as it may be amended from time to time, the "Support Agreement"), pursuant to which the Ares Stockholders agreed to tender all Shares now held or hereafter acquired by them in the Offer, subject to the terms and conditions set forth in the Support Agreement. As of May 10, 2019, the Ares Stockholders held approximately 58% of the Shares then outstanding. The Support Agreement will terminate upon certain circumstances, including upon (x) termination of the Merger Agreement, (y) the withdrawal of the Smart & Final Board's (as defined below) recommendation that stockholders of Smart & Final accept the Offer and tender their Shares to the Offeror pursuant to the Offer or (z) any change to or waiver of the Merger Agreement that reduces the Offer Price, changes the form of consideration or otherwise adversely affects all of the stockholders in any material respect.

Smart & Final Board Recommendation

The Board of Directors of Smart & Final (the "Smart & Final Board") unanimously (a) determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of Smart & Final and its stockholders, (b) declared it advisable for Smart & Final to enter into the Merger Agreement, (c) approved the execution, delivery and performance by Smart & Final of the Merger Agreement and the consummation of the Transactions, (d) agreed that the Merger should be effected pursuant to Section 251(h) of the Delaware General Corporate Law (the "DGCL") and (e) resolved to recommend that the stockholders of Smart & Final accept the Offer and tender their Shares to the Offeror pursuant to the Offer.

For the reasons described in Smart & Final's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC in connection with the Offer (the "Schedule 14D-9"), the Smart & Final Board unanimously recommends that Smart & Final's stockholders accept the Offer and tender their Shares pursuant to the Offer.

Who is offering to buy my securities?

        The Offeror is offering to purchase for cash all of the outstanding Shares. The Offeror is a Delaware corporation that was formed for the sole purpose of making the Offer and effecting the transaction in which the Offeror will be merged with and into Smart & Final with Smart & Final surviving as a wholly owned subsidiary of Parent (the "Merger") pursuant to that certain Agreement and Plan of Merger, dated as of April 16, 2019, by and among Smart & Final, Parent and the Offeror (as it may be amended from time to time, the "Merger Agreement"). The Offeror is a wholly owned subsidiary of Parent. Parent and the Offeror are controlled by certain equity funds managed by Management IX. See the "Introduction" to this Offer to Purchase and Section 9—"Certain Information Concerning the Offeror, Parent and Management IX." The Offer, the Merger and the other transactions contemplated by the Merger Agreement, but excluding, in any event, the Financing (as defined in Section 12—"Sources and Amount of Funds" of the Offer to Purchase), are collectively referred to as the "Transactions."

What securities are you offering to purchase?

        We are offering to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See "Introduction" and Section 1—"Terms of the Offer."

How much are you offering to pay for my securities, and what is the form of payment?

        We are offering to pay $6.50 per Share net to you in cash, without interest thereon, less any applicable tax withholding.

        If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in "book entry" form in your name with Smart & Final's transfer agent) and you directly tender your Shares to Equiniti Trust Company, the ("Depositary and Paying Agent") in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See "Introduction."

Will you have the financial resources to make payment?

        Yes. Consummation of the Offer (the "Offer Closing") is not subject to any financing condition. The total amount of funds required by the Offeror and Parent to consummate the Offer and to provide funding for the Merger and related transactions (including refinancing Smart & Final's existing debt facilities) is approximately $1.15 billion, plus related fees and expenses. The Offeror and Parent expect to fund such cash requirements with (1) the proceeds from debt facilities contemplated by the Debt Commitment Letters (as defined below), each dated April 16, 2019, that indirect wholly owned subsidiaries of Parent have entered into in connection with the execution of the Merger Agreement, which provide for an aggregate amount of $1.035 billion of debt financing, including $225 million through two revolving loan facilities, the proceeds of which may be used (subject to capped amounts) to consummate the Offer and the Merger and related transactions, and which may be used by the surviving corporation for general corporate purposes after completion of the Transactions, and/or bank or other debt financings entered into or issued by Parent or the Offeror or their indirect controlled subsidiaries in lieu of all or a portion of such debt facilities, (2) the proceeds from an equity investment contemplated pursuant to an equity commitment letter dated April 16, 2019 delivered to Parent by certain equity funds managed by Management IX in connection with the execution of the Merger Agreement (the "Equity Commitment Letter"), which provides for up to $438 million in the aggregate of equity financing, and (3) Smart & Final's available cash following the Merger. Funding of the debt facilities contemplated by the Debt Commitment Letters and the equity financing contemplated by the Equity Commitment Letter is subject to the satisfaction of various customary conditions. See Section 12—"Sources and Amount of Funds" of this Offer to Purchase.

Is your financial condition material to my decision to tender in the Offer?

        We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all of the issued and outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares for the same cash price in the Merger, (d) we have the financial resources, including committed debt and equity financing, sufficient to finance the Offer and the Merger and (e) the affiliated equity funds managed by Management IX are engaged in the purchase, sale and ownership of private equity investments and have no business operations other than investing. However, we believe that the Equity Financing described below in Section 12—"Sources and Amount of Funds" is relevant to a stockholder's decision with respect to the Offer. See Section 12—"Sources and Amount of Funds."

Why are you making the offer?

        We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Smart & Final. If the Offer is consummated, Parent intends, as soon as practicable after consummation of the Offer, to effect a merger of the Offeror with and into Smart & Final, with Smart & Final continuing as the surviving corporation in the Merger.

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  the number of Shares validly tendered (and not validly withdrawn) prior to the expiration of the Offer but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received" by the "depository" (as such terms are defined by Section 251(h)(6) of the DGCL), together with any Shares then owned by the Offeror or its affiliates (as such term is defined in Section 251(h)(6) of the DGCL), represents at least one Share more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the "Minimum Condition");

  •
  the accuracy of Smart & Final's representations and warranties contained in the Merger Agreement (subject to de minimis, materiality and Material Adverse Effect qualifiers), including, without limitation, a representation as to the absence, since the date of the Merger Agreement, of any event, occurrence, development, violation, inaccuracy, circumstance or other matter that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement and described in Section 11—"Purpose of the Offer and Plans for Smart & Final; Transaction Documents") (the "Representations Conditions");

  •
  Smart & Final's compliance with or performance of its obligations under the Merger Agreement in all material respects at or prior the Offer Acceptance Time (the "Covenants Condition");

  •
  the expiration or early termination of the waiting period applicable to the Offer or the Merger (the "HSR Clearance") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and approval from the Mexican Federal Economic Competition Commission or the Mexican Federal Institute of Telecommunications shall have been obtained or deemed to have been obtained pursuant to Article 90 (V) of the Mexican Federal Economic Competition Law (the "Mexican Antitrust Approval," and together with the HSR Clearance, the "Regulatory Condition");

  •
  the receipt by the Offeror and Parent of a certificate executed on behalf of Smart & Final by its Chief Executive Officer or Chief Financial Officer confirming that the Representations Conditions and the Covenants Condition have been duly satisfied (the "Officer Certificate Condition");

  •
  the absence of any temporary restraining order, preliminary or permanent injunction or other order or action taken or legal requirement by any governmental body which prevents the consummation of the Offer or the Merger (the "Restraint Condition");

  •
  the Merger Agreement not having been terminated in accordance with its terms (the "Termination Condition"); and

  •
  the completion of a 17-consecutive-day marketing period (subject to certain blackout periods described in the Merger Agreement) for the debt financing (the "Marketing Period") in accordance with the Merger Agreement (the "Marketing Period Condition").

        According to the Merger Agreement, as of the close of business on April 12, 2019, the authorized capital stock of Smart & Final consisted of: (a) 340,000,000 Shares, of which 76,514,211 Shares (including 2,638,656 Shares underlying Restricted Stock Awards granted under Smart & Final's equity plans) were outstanding as of such date, (b) 10,000,000 shares of Smart & Final Preferred Stock, of which no shares are outstanding, (c) 7,358,667 Shares that are subject to issuance pursuant to options granted and outstanding under Smart & Final's equity plans, and (d) 2,418,761 Shares that are reserved for future issuance under Smart & Final's equity plans.

        Assuming no additional Shares were issued after April 12, 2019, based on the Shares outstanding as of April 12, 2019, the aggregate number of Shares the Offeror must acquire in the Offer in order to satisfy the Minimum Condition equals 38,257,106 Shares, which represents one Share more than 50% of the Shares issued and outstanding as of April 12, 2019.

        We can waive some of the conditions of the Offer without the consent of Smart & Final. We cannot, however, waive the Minimum Condition, Termination Condition, Regulatory Condition (to the extent such amendment, modification or waiver would reasonably be expected to adversely affect Smart & Final's stockholders, directors or officers or require rescission of the transactions contemplated by the Merger Agreement under applicable Antitrust Laws) or Restraint Condition (to the extent such order or injunction applies against Smart & Final or its directors or officers).

Is there an agreement governing the Offer?

        Yes. Smart & Final, Parent and the Offeror have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11—"Purpose of the Offer and Plans for Smart & Final; Transaction Documents."

What does the Smart & Final Board think about the Offer?

        The Smart & Final Board has unanimously (a) determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of Smart & Final and its stockholders, (b) declared it advisable for Smart & Final to enter into the Merger Agreement, (c) approved the execution, delivery and performance by Smart & Final of the Merger Agreement and the consummation of the Transactions, (d) agreed that the Merger should be effected pursuant to Section 251(h) of the DGCL and (e) resolved to recommend that the stockholders of Smart & Final accept the Offer and tender their Shares to the Offeror pursuant to the Offer.

        For the reasons described in the Schedule 14D-9, the Smart & Final Board unanimously recommends that Smart & Final's stockholders accept the Offer and tender their Shares pursuant to the Offer. A more complete description of the Smart & Final Board's reasons for authorizing and approving the Transactions will be set forth in the Schedule 14D-9, a copy of which (without certain exhibits) is being furnished to Smart & Final's stockholders concurrently herewith.

How long do I have to decide whether to tender in the Offer?

        If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must comply with the procedures described in this Offer to Purchase and the Letter of Transmittal, as applicable, by the Expiration Date. The term "Expiration Date" means 5:00 p.m. New York City Time on June 17, 2019, unless the Offeror has extended the initial offering period of the Offer, in which event the term "Expiration Date" means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire. We have set the expiration date as June 17, 2019 because we currently believe that is the earliest date by which the Mexican Antitrust Approval may be granted.

        If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer and you cannot deliver everything that is required in order to make a valid tender by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution") may guarantee that the missing items will be received by the Depositary and Paying Agent within two New York Stock Exchange ("NYSE") trading days. For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items within such two-trading-day period. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Tendering Shares."

        Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee might establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms:

  •
  the Offeror will extend the Offer for the minimum period required by applicable law, interpretation or position of the SEC or its staff or the NYSE or its staff;

  •
  if on any date as of which the Offer is scheduled to expire, any condition to the Offer has not been satisfied or waived, the Offeror will extend the Offer on one or more occasions in consecutive increments of up to ten business days each (or such other duration as Parent and Smart & Final may agree) in order to permit satisfaction of such condition, except that, if the sole remaining unsatisfied condition to the Offer is the Minimum Condition, the Offeror will not be required to extend the Offer for more than two occasions of ten business days each (or such other duration as Parent and Smart & Final may agree); and

  •
  if on any date as of which the Offer is scheduled to expire, (1) all of the Offer Conditions have been satisfied or waived (other than the conditions that are to be satisfied at the Offer Acceptance Time), (2) the full amount of the Debt Financing (as defined in Section 12—"Sources and Amount of Funds" below) has not been funded and will not be available to be funded at the Offer Closing (other than as a result of breach by Parent or the Offeror of certain of their representations, warranties and covenants contained in the Merger Agreement) and (3) Parent and the Offeror irrevocably acknowledge and agree in writing that (i) Smart & Final may terminate the Merger Agreement and receive a cash termination fee of $30 million (the "Parent Termination Fee") pursuant to and in accordance with the Merger Agreement and (ii) the Covenants Condition (other than Fraud or Willful Breach in respect thereof following the date of delivery of the Merger Agreement), the Marketing Period Condition and some of the Representations Conditions will be deemed to have been irrevocably satisfied or waived from and after the initial extension of the Offer with respect to the obligations of Parent and the Offeror to pay the Parent Termination Fee and consummate the Offer, the Offeror may in its sole discretion extend the Offer for successive periods of up to five business days each (or such other duration as Parent and Smart & Final may agree), in order to permit the funding of the full amount of the Debt Financing necessary to pay the Required Amount.

        We are not, however, required or permitted (without the consent of Smart & Final) to extend the Offer or the Expiration Date beyond the earlier to occur of (a) the date of the valid termination of the Merger Agreement and (b) two days prior to the End Date (such date, the "Extension Deadline"). The "End Date" is August 16, 2019, except that, if the Regulatory Condition has not been satisfied as of such date, the End Date will be automatically extended to October 16, 2019. Additionally, if the Marketing Period has commenced, but the Shares tendered in the Offer have not been accepted for payment, then the End Date will automatically be extended to the date that is five business days following the then-scheduled end date of the Marketing Period (which will not be later than September 26, 2019 or, if the End Date has been extended due to the Regulatory Condition not having been satisfied, November 8, 2019).

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform the Depositary and Paying Agent for the Offer, of that fact and will make a public announcement of the extension no later than 9:00 a.m. New York City Time on the business day after the day on which the Offer was scheduled to expire.

Have any stockholders already agreed to tender their Shares in the Offer?

        Yes. The Ares Stockholders have entered into the Support Agreement with Smart & Final (as to Section 10(k) only), Parent, and the Offeror pursuant to which the Ares Stockholders have agreed to tender all Shares now held or hereafter acquired by them in the Offer, subject to the terms and conditions set forth in the Support Agreement. As of May 10, 2019, the Ares Stockholders held approximately 58% of the Shares. The Support Agreement will terminate upon certain circumstances, including upon (x) termination of the Merger Agreement, (y) the withdrawal of the Smart & Final Board's recommendation that stockholders of Smart & Final accept the Offer and tender their Shares to the Offeror pursuant to the Offer or (z) any change to or waiver of the Merger Agreement that reduces the Offer Price, changes the form of consideration or otherwise adversely affects all of the stockholders in any material respect. The Support Agreement is filed as Exhibit (d)(2) to the Schedule TO filed by the Offeror on May 14, 2019. Other than the foregoing, no other stockholders have explicitly agreed to tender their Shares in the Offer.

        In addition, Smart & Final has informed us that, to its knowledge, after making reasonable inquiry, each of Smart & Final's executive officers and directors, who collectively beneficially owned 2,664,413 Shares (excluding Shares issuable pursuant to equity awards), representing approximately 3.50% of the then-outstanding Shares as of May 10, 2019, currently intends to tender or cause to be tendered all Shares held of record or beneficially by such holder pursuant to the Offer (other than (i) Shares as to which such holder does not have discretionary authority, and (ii) Shares that may be retained in order to facilitate estate and tax planning dispositions).

How do I tender my Shares?

        If you wish to accept the Offer and:

  •
  you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal;

  •
  you are a record holder (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in "book entry" form in your name with Smart & Final's transfer agent), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent. These materials must reach the Depositary and Paying Agent before the Offer expires; or

  •
  you are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary and Paying Agent before the Offer expires, you may be able to obtain two additional NYSE trading days to tender your Shares using the enclosed Notice of Guaranteed Delivery.

        If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer and you cannot deliver everything that is required in order to make a valid tender by the Expiration Date, you may be able to use a guaranteed delivery procedure by which an Eligible Institution may guarantee that the missing items will be received by the Depositary and Paying Agent within two NYSE trading days. For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items within such two-trading-day period. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Tendering Shares."

        See the Letter of Transmittal and Section 3—"Procedures for Tendering Shares" for more information.

May I withdraw Shares I previously tendered in the Offer? Until what time may I withdraw tendered Shares?

        Yes. You may withdraw previously tendered Shares any time prior to the Expiration Date, and if not previously accepted for payment, at any time after July 13, 2019, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, in each case, by following the procedures for withdrawing your Shares in a timely manner. To withdraw Shares, you must deliver a written notice of withdrawal with the required information to the Depositary and Paying Agent for the Offer, while you have the right to withdraw the Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee prior to the Expiration Date to arrange for the withdrawal of your Shares in a timely manner. See Section 4—"Withdrawal Rights."

If I decide not to tender, how will the Offer affect my Shares?

        If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described herein, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares pursuant to the Offer, without interest and less any applicable tax withholding.

        Subject to certain conditions, if we accept for purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the proposed Merger to occur.

Do I have to vote to approve the Merger?

        Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Smart & Final will be required in connection with the Merger. Pursuant to the Merger Agreement, the consummation of the Offer and the consummation of the Merger will occur on the same day (unless otherwise agreed by Parent and Smart & Final). See Section 7—"Certain Effects of the Offer."

Will there be a subsequent offering period?

        No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur as soon as practicable following the consummation of the Offer without a subsequent offering period.

Are appraisal rights available in either the Offer or the Merger?

        No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger with respect to Shares not tendered in the Offer if such stockholders properly perfect and do not otherwise lose their right to seek appraisal under the DGCL. See Section 16—"Appraisal Rights."

If you do not consummate the Offer, will you nevertheless consummate the Merger?

        No. None of the Offeror, Parent or Smart & Final are under any obligation to pursue or consummate the Merger if the Offer has not been earlier consummated.

If the Offer is completed, will Smart & Final continue as a public company?

        No. Following the purchase of Shares tendered, we expect to promptly consummate the Merger in accordance with Section 251(h) of the DGCL and the Merger Agreement, and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Smart & Final will be required in connection with the Merger. If the Merger occurs, Smart & Final will no longer be publicly owned. Pursuant to the Merger Agreement, the consummation of the Offer and the consummation of the Merger will occur on the same day (unless otherwise agreed by Parent and Smart & Final). If you decide not to tender your Shares in the Offer and the Merger occurs, unless you properly perfect and do not otherwise lose your right to appraisal under the DGCL as described above, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer as described above.

What are your plans for Smart & Final after the Merger?

        We expect that, following consummation of the Offer and the Merger, the operations of Smart & Final, the surviving corporation in the Merger, will be conducted substantially as they currently are being conducted except that we currently plan to separate the Smart Foodservice store banners, mainly operating under the Cash & Carry Stores, LLC subsidiary of Smart & Final, from the Smart & Final store banners. The Smart Foodservice store banners and the Smart & Final store banners will each operate as a standalone operation under the surviving corporation. We do not have any other current intentions, plans or proposals to cause any material changes in the surviving corporation's business, other than in connection with Smart & Final's current strategic planning.

        Nevertheless, the management and/or the board of directors of the surviving corporation may initiate a review of the surviving corporation to determine what other changes, if any, would be desirable following the Offer and the Merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in certain extraordinary corporate transactions, such as reorganizations, mergers or sales or purchases of assets, if the management and/or board of directors of the surviving corporation decide that such transactions are in the best interest of the surviving corporation upon such review. See Section 11—"Purpose of the Offer and Plans for Smart & Final; Transaction Documents."

What is the market value of my Shares as of a recent date?

        The Offer Price of $6.50 per Share represents a premium of approximately 25% over Smart & Final's average closing price over the 24 days preceding the announcement of the Merger Agreement and 19% over the closing price of $5.48 per Share reported on the NYSE on April 15, 2019, the last full trading day before such anouncement. On May 13, 2019, the last full trading day before the Offeror commenced the Offer, the closing price of the Shares reported on the NYSE was $6.50 per Share.

        We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—"Price Range of Shares; Dividends."

If I tender my Shares, when and how will I be paid?

        If the conditions to the Offer as set forth in Section 13—"Conditions of the Offer" are satisfied or, to the extent permitted, waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount in cash equal to the number of Shares you tendered multiplied by $6.50, without interest (and less any applicable withholding taxes), promptly following the Expiration Date. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

What are the U.S. federal income tax consequences of participating in the Offer and/or the Merger as a U.S. Holder?

        A U.S. Holder (as defined in Section 5—"Certain U.S. Federal Income Tax Consequences") that disposes of Shares pursuant to the Offer generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder is entitled to receive pursuant to the Offer and/or the Merger and the U.S. Holder's adjusted federal income tax basis in the Shares disposed of pursuant to the Offer and/or the Merger.

        A U.S. Holder (as defined in Section 5—"Certain U.S. Federal Income Tax Consequences") generally will not be subject to withholding on proceeds to be received in respect of the disposition of Shares pursuant to the Offer and the Merger, provided that the U.S. Holder provides certain information as described in Section 5 below.

        A Non-U.S. Holder (as defined in Section 5—"Certain U.S. Federal Income Tax Consequences") generally will not be subject to United States federal income tax on gains realized on, or withholding on gross proceeds to be received in respect of, the disposition of Shares pursuant to the Offer and/or the Merger, unless (a) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States maintained by such Non-U.S. Holder), (b) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder has been present in the United States for 183 days or more in the taxable year of the disposition (and certain other conditions are satisfied), or (c) Smart & Final is or has been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder's holding period for its Shares and, if the Shares are "regularly traded on an established securities market" at any time during the calendar year, the Non-U.S. Holder held, directly or indirectly, at any time during such period, more than 5% of the issued and outstanding Shares.

        Smart & Final's stockholders are urged to read carefully Section 5—"Certain U.S. Federal Income Tax Consequences" and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances of exchanging their Shares pursuant to the Offer or exchanging Shares pursuant to the Merger, including the consequences under any applicable state, local, or non-U.S. or other tax laws. See Section 5—"Certain U.S. Federal Income Tax Consequences."

What will happen to my stock options in the Offer and the Merger?

        Options to purchase Shares (each, a "Company Stock Option") are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, each Company Stock Option, whether vested or unvested, that is outstanding at the effective time of the Merger (the "Effective Time") will be canceled and the holder of such Company Stock Option will become entitled to receive a lump-sum cash payment, which payment shall be made as soon as reasonably practicable after the Effective Time (but no later than the later of (x) five business days after the Effective Time and (y) the first payroll date after the Effective Time) equal to the product of (a) the number of Shares subject to the Company Stock Option immediately prior to the Effective Time and (b) the excess, if any, of the Merger Consideration, over the exercise price per share of such Company Stock Option, net to the holder in cash, without interest and less any applicable withholding taxes. Any Company Stock Option that has an exercise price per Share that is greater than or equal to the Merger Consideration will be canceled for no consideration.

What will happen to my restricted stock awards in the Offer and the Merger?

        Pursuant to their terms, unvested restricted stock awards ("Restricted Stock Awards") may not be tendered in the Offer. However, pursuant to the Merger Agreement, at the Effective Time, Shares underlying Restricted Stock Awards that are outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash equal to the Merger Consideration (without interest and subject to any applicable withholding taxes, the "Restricted Stock Consideration"). Fifty percent (50%) of the Restricted Stock Consideration will be payable as of the Effective Time (and paid as soon as reasonably practicable after the Effective Time (but no later than the later of (x) five business days after the Effective Time and (y) the first payroll date after the Effective Time)), and unless otherwise agreed upon, the remaining fifty percent (50%) will be paid as and when such share underlying the Restricted Stock Award would have vested pursuant to the terms of the award.

What will happen to my cash awards in the Offer and the Merger?

        Cash incentive awards outstanding on the date of the Merger Agreement granted by Smart & Final in lieu of annual equity grants and outside any of Smart & Final's employee incentive plans ("Cash Awards") are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, each Cash Award that is outstanding as of immediately prior to the Effective Time will remain outstanding and be payable in accordance with its terms, subject to any required withholding taxes, provided that payment of fifty percent (50%) of each payment installment of such Cash Award will be payable as soon as reasonably practicable after the Effective Time (but no later than the later of (x) five business days after the Effective Time and (y) the first payroll date after the Effective Time).

Whom can I contact if I have questions about the Offer?

        For further information, you can call Okapi Partners LLC, the Information Agent for the Offer. Banks and Brokerage Firms, please call: (212) 297-0720. Stockholders and all others call toll-free: (888) 785-6709.

To: Holders of Shares of Common
Stock of Smart & Final:

Introduction

        First Street Merger Sub, Inc., a Delaware corporation (the "Offeror"), a wholly owned subsidiary of First Street Parent, Inc., a Delaware corporation ("Parent"), which is controlled by certain equity funds managed by Apollo Management IX, L.P., a Delaware limited partnership ("Management IX"), hereby offers to purchase all of the outstanding shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), of Smart & Final Stores, Inc., a Delaware corporation ("Smart & Final"), at a purchase price of $6.50 per Share, net to the holders thereof, payable in cash, without interest, less any applicable tax withholding (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the "Letter of Transmittal" which, collectively with the Offer to Purchase and any permitted amendments or supplements to each, collectively constitute the "Offer").

        Ares Corporate Opportunities Fund III, L.P. and Ares Corporate Opportunities Fund IV, L.P. (collectively, the "Ares Stockholders"), which together hold 58% of the Shares entered into a Tender and Support Agreement with Smart & Final (as to Section 10(k) only), Parent and the Offeror on April 16, 2019 (as it may be amended from time to time, the "Support Agreement"), pursuant to which the Ares Stockholders agreed to tender all Shares now held or hereafter acquired by them in the Offer, subject to the terms and conditions set forth in the Support Agreement. As of May 10, 2019, the Ares Stockholders held approximately 58% of the Shares then outstanding. The Support Agreement will terminate upon certain circumstances, including upon (x) termination of the Merger Agreement, (y) the withdrawal of the Smart & Final Board's recommendation that stockholders of Smart & Final accept the Offer and tender their Shares to the Offeror pursuant to the Offer or (z) any change to or waiver of the Merger Agreement that reduces the Offer Price, changes the form of consideration or otherwise adversely affects all of the stockholders in any material respect.

        In addition, Smart & Final has informed us that, to its knowledge, after making reasonable inquiry, each of Smart & Final's executive officers and directors, who collectively beneficially owned 2,664,413 Shares (excluding Shares issuable pursuant to equity awards), representing approximately 3.50% of the then-outstanding Shares as of May 10, 2019, currently intends to tender or cause to be tendered all Shares held of record or beneficially by such holder pursuant to the Offer (other than (i) Shares as to which such holder does not have discretionary authority, and (ii) Shares that may be retained in order to facilitate estate and tax planning dispositions).

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 16, 2019, by and among Smart & Final, Parent, and the Offeror (as it may be amended from time to time, the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Offeror will merge with and into Smart & Final, with Smart & Final surviving as a wholly owned subsidiary of Parent (the "Merger"). The Offer, the Merger and the other transactions contemplated by the Merger Agreement, including the Offer and the Merger, but excluding, in any event, the Financing (as defined below), are collectively referred to in this Offer to Purchase as the "Transactions."

        Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        If your Shares are registered in your name and you tender directly to Equiniti Trust Company (the "Depositary and Paying Agent"), you will not be obligated to pay brokerage fees or commissions on the purchase of Shares by the Offeror. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees.

        The Offer is not subject to any financing condition. The Offer is conditioned upon, among others things, the following: (a) Shares having been validly tendered and not validly withdrawn, excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received" by the "depository" (as such terms are defined by Section 251(h)(6) of the Delaware General Corporation Law (the "DGCL")) that represent, together with any Shares then owned by the Offeror or its affiliates (as such term is defined in Section 251(h)(6) of the DGCL), at least one Share more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the "Minimum Condition"); (b) the accuracy of Smart & Final's representations and warranties contained in the Merger Agreement (subject to de minimis, materiality and Material Adverse Effect qualifiers) including, without limitation, a representation as to the absence, since the date of the Merger Agreement, of any event, occurrence, development, violation, inaccuracy, circumstance or other matter that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement and described in Section 11—"Purpose of the Offer and Plans for Smart & Final; Transaction Documents") (the "Representations Conditions"); (c) Smart & Final's performance of its obligations under the Merger Agreement in all material respects at or prior to the Offer Acceptance Time (the "Covenants Condition"); (d) the expiration or early termination of the waiting period applicable to the Offer and the Merger (the "HSR Clearance") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and approval from the Mexican Federal Economic Competition Commission or the Mexican Federal Institute of Telecommunications shall have been obtained or deemed to have been obtained pursuant to Article 90 (V) of the Mexican Federal Economic Competition Law (the "Mexican Antitrust Approval," and together with the HSR Clearance, the "Regulatory Condition"); (e) the Offeror and Parent having received a certificate executed on behalf of Smart & Final by its Chief Executive Officer or Chief Financial Officer confirming that the Representations Conditions and the Covenants Condition have been duly satisfied (the "Officer Certificate Condition"); (f) the absence of any temporary restraining order, preliminary or permanent injunction or other order or action taken or legal requirement by any governmental body which prevents the consummation of the Offer or the Merger (the "Restraint Condition"); (g) the Merger Agreement not having been terminated in accordance with its terms (the "Termination Condition"); and (h) the completion of a 17 consecutive day marketing period (subject to certain blackout periods described in the Merger Agreement) for the debt financing (the "Marketing Period") in accordance with the Merger Agreement (the "Marketing Period Condition").

        The Offer and the withdrawal rights will expire at 5:00 p.m. New York City Time on June 17, 2019, unless the Offer is extended or earlier terminated in accordance with the Merger Agreement (as defined below). See Section 1—"Terms of the Offer," Section 13—"Conditions of the Offer," and Section 15—"Certain Legal Matters; Regulatory Approvals."

        According to the Merger Agreement, as of the close of business on April 12, 2019, the authorized capital stock of Smart & Final consisted of: (a) 340,000,000 Shares, of which 76,514,211 Shares (including 2,638,656 Shares underlying restricted stock awards granted under Smart & Final's equity plans) were outstanding as of such date, (b) 10,000,000 shares of Smart & Final Preferred Stock, of which no shares are outstanding, (c) 7,358,667 Shares that are subject to issuance pursuant to options granted and outstanding under Smart & Final's equity plans, and (d) 2,418,761 Shares that are reserved for future issuance under Smart & Final's equity plans.

        Assuming no additional Shares were issued after April 12, 2019, based on the Shares outstanding as of April 12, 2019, the aggregate number of Shares the Offeror must acquire in the Offer in order to satisfy the Minimum Condition equals 38,257,106 Shares, which represents one Share more than 50% of the Shares issued and outstanding as of April 12, 2019.

        The Board of Directors of Smart & Final (the "Smart & Final Board") has unanimously (a) determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of Smart & Final and its stockholders, (b) declared it advisable for Smart & Final to enter into the Merger Agreement, (c) approved the execution, delivery and performance by Smart & Final of the Merger Agreement and the consummation of the Transactions, (d) agreed that the Merger should be effected pursuant to Section 251(h) of the DGCL and (e) resolved to recommend that the stockholders of Smart & Final accept the Offer and tender their Shares to the Offeror pursuant to the Offer.

        For the reasons described in Smart & Final's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission (the "SEC") in connection with the Offer (the "Schedule 14D-9"), the Smart & Final Board unanimously recommends that Smart & Final's stockholders accept the Offer and tender their Shares pursuant to the Offer. For factors considered by the Smart & Final Board in connection with making its recommendation, see Item 4 of the Schedule 14D-9, a copy of which (without certain exhibits) is being furnished to Smart & Final's stockholders concurrently herewith under the heading "Reasons for Recommendation of the Board."

        Pursuant to the Merger Agreement, after the consummation of the Offer and the satisfaction or waiver of certain conditions, the Merger will be consummated by filing with the Delaware Secretary of State a certificate of merger (the "Certificate of Merger"), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon filing of the Certificate of Merger or at such later time as is specified in the Certificate of Merger (the "Effective Time"). At the Effective Time, each issued and outstanding Share (other than (a) Shares owned immediately prior to the Effective Time by Smart & Final as treasury stock, (b) Shares owned as of the commencement of the Offer and immediately prior to the Effective Time by Parent, the Offeror, Smart & Final or their respective subsidiaries, (c) Shares tendered in the Offer and (d) Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL, collectively the "Excluded Shares") will be converted into the right to receive an amount net in cash equal to the Offer Price (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11—"Purpose of the Offer and Plans for Smart & Final; Transaction Documents."

        Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a successful tender offer for a public corporation, the acquiror holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the non-tendering stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiror can effect a merger without any action of the stockholders of the target corporation. Therefore, Smart & Final, Parent and the Offeror have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, and in any event no later than the date of, and immediately following, the payment for the Shares in the Offer (unless another date is agreed to in writing by Parent and Smart & Final). The date on which the closing occurs is referred to in this Offer to Purchase as the "Closing Date." See Section 11—"Purpose of the Offer and Plans for Smart & Final; Transaction Documents."

        No appraisal rights are available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders may be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures set forth in Section 262 of the DGCL. Such stockholders will not be entitled to receive the Offer Price or the Merger Consideration, but instead will be entitled to receive only those rights provided under Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 16—"Appraisal Rights."

        The Offeror has engaged Okapi Partners LLC to act as information agent for the Offer (the "Information Agent"). Parent and the Offeror will pay all charges and expenses of the Depositary and Paying Agent, and the Information Agent.

        Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at the Offeror's expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

        The material United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are summarized below. See Section 5—"Certain U.S. Federal Income Tax Consequences."

        This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

 The Tender Offer

1.     Terms of the Offer

        Upon the terms and subject to the satisfaction or, to the extent permitted, waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we have agreed in the Merger Agreement to accept for payment and pay for all Shares validly tendered and not validly withdrawn by the Expiration Date in accordance with the procedures described in Section 4—"Withdrawal Rights." The term "Expiration Date" means 5:00 p.m. New York City Time on June 17, 2019, unless the Offeror, in accordance with the Merger Agreement, has extended the offering period of the Offer, in which event the term "Expiration Date" means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire. For purposes of the Offer, as provided under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight New York City Time. We have set the expiration date as June 17, 2019 because we currently believe that is the earliest date by which the Mexican Antitrust Approval may be granted.

        The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13—"Conditions of the Offer" (the "Offer Conditions"). The Offeror may terminate the Offer without purchasing any Shares if the conditions described in Section 13 are not satisfied or waived by the End Date. See Section 11—"Purpose of the Offer and Plans for Smart & Final; Transaction Documents—the Merger Agreement—Termination."

        Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Offeror expressly reserves the right to increase the Offer Price, waive any Offer Condition (as defined above) or make any other changes in the terms and conditions of the Offer (other than as described below). However, pursuant to the Merger Agreement, the Offeror has agreed that it will not, without the prior written consent of Smart & Final, (a) decrease the Offer Price, (b) change the form of consideration payable in the Offer, (c) decrease the maximum number of Shares sought to be purchased in the Offer, (d) impose any conditions to the Offer other than the Offer Conditions, (e) amend, modify or waive the Minimum Condition, Termination Condition, Regulatory Condition (to the extent such amendment, modification or waiver would reasonably be expected to adversely affect Smart & Final's stockholders, directors or officers or require rescission of the transactions contemplated by the Merger Agreement under applicable Antitrust Laws) or Restraint

Condition (to the extent such order or injunction applies against Smart & Final or its directors or officers), (f) except as otherwise required or expressly permitted in the Merger Agreement, terminate the Offer or accelerate, extend or otherwise change the Expiration Date, (g) provide for any "subsequent offering period" (or any extension of such "subsequent offering period") within the meaning of Rule 14d-11 under the Exchange Act or (h) otherwise modify or amend any of the terms of the Offer in a manner that adversely affects, or reasonably could be expected to adversely affect, any stockholders of Smart & Final.

        The Merger Agreement provides, among other things, that with respect to the Offer Price and Merger Consideration, if at any time on or after the date of the Merger Agreement and at or prior to the time the Offeror accepts Shares for payment, there is any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other similar transaction with respect to the Shares occurring on or after the date of the Merger Agreement, the Offer Price will be adjusted appropriately to provide the same economic effect as contemplated by the Merger Agreement prior to such action.

        Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, (a) the Offeror is required to extend the offer for the minimum period required by applicable law, interpretation or position of the SEC or its staff or the New York Stock Exchange ("NYSE") or its staff; (b) the Offeror is required to extend the Offer on one or more occasions in consecutive increments of up to ten business days each (or such other duration as Parent and Smart & Final may agree) if at the then-scheduled Expiration Date, any of the Offer Conditions has not been satisfied or waived, except that, if the sole remaining unsatisfied Offer Condition is the Minimum Condition, the Offeror will not be required to extend the Offer for more than two occasions of ten business days each (or such other duration as Parent and Smart & Final may agree); and (c) the Offeror may in its sole discretion extend the Offer for successive periods of up to five business days each (or such other duration as Parent and Smart & Final may agree) if, on any date as of which the Offer is scheduled to expire, (i) all of the Offer Conditions have been satisfied or waived (other than the conditions that are to be satisfied at the Offer Acceptance Time), (ii) the full amount of the Debt Financing has not been funded and will not be available to be funded at the consummation of the Offer (the "Offer Closing") (other than as a result of breach by Parent or the Offeror of certain of their representations, warranties and covenants contained in the Merger Agreement) and (iii) Parent and the Offeror irrevocably acknowledge and agree in writing that (1) Smart & Final may terminate the Merger Agreement if the Marketing Period has expired and the Offer Conditions have been satisfied or waived and receive a cash termination fee of $30 million (the "Parent Termination Fee") pursuant to and in accordance with the Merger Agreement and (2) the Covenants Condition (other than Fraud or Willful Breach in respect thereof following the date of delivery of the Merger Agreement), the Marketing Period Condition and some of the Representations Conditions will be deemed to have irrevocably been satisfied or waived after the initial extension of the Offer with respect to the obligations of Parent and the Offeror to pay the Parent Termination Fee and consummate the Offer.

        The Offeror is not, however, required or permitted (without the consent of Smart & Final) to extend the Offer or the Expiration Date beyond the earlier to occur of (a) the date of the valid termination of the Merger Agreement and (b) two days prior to the End Date, (such date, the "Extension Deadline"). The "End Date" is August 16, 2019, except that, if the Regulatory Condition has not been satisfied as of such date, the End Date will be automatically extended to October 16, 2019. Additionally, if the Marketing Period has commenced, but the Shares tendered in the Offer have not been accepted for payment, then the End Date will automatically be extended to the date that is five business days following the then-scheduled end date of the Marketing Period (which will not be later than September 26, 2019 or, if the End Date has been extended due to the Regulatory Condition not having been satisfied, November 8, 2019). See Section 11—"Purpose of the Offer and Plans for Smart & Final; Transaction Documents—The Merger Agreement—Termination."

        There can be no assurance that the Offeror will exercise any right to extend the Offer or that the Offeror will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously validly tendered and not validly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—"Withdrawal Rights."

        If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, or otherwise. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer to purchase should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Expiration Date the Offeror decreases the number of Shares being sought or changes the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of that decrease or change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of that 10th business day.

        The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the Offer, any of the Offer Conditions set forth in Section 13—"Conditions of the Offer" have not been satisfied or upon the occurrence of any of the events set forth in Section 11—"Purpose of the Offer and Plans for Smart & Final; Transaction Documents—The Merger Agreement—Termination." Under certain circumstances, Parent and the Offeror may terminate the Merger Agreement and the Offer, but the Offeror is prohibited from terminating the Offer prior to any then-scheduled Expiration Date without the prior written consent of Smart & Final unless the Merger Agreement has been terminated in accordance with its terms.

        The reservation by the Offeror of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Offeror to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

        Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed promptly by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 a.m. New York City Time on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligations of the Offeror under those rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to a national news service and making any appropriate filings with the SEC.

        The Merger Agreement does not contemplate a subsequent offering period for the Offer.

        Smart & Final has agreed to provide the Offeror with its list of stockholders, mailing labels and any available listing or computer files containing the names and addresses of record holders of Shares and lists of securities positions held in stock depositories as of the most recent practicable date, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the stockholder list provided to the Offeror by Smart & Final and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on such stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended in accordance with the terms of the Merger Agreement, the terms and conditions of any such extension or amendment), including satisfaction or waiver of all of the Offer Conditions, the Offeror will, and Parent will cause the Offeror to, at or promptly after, the Expiration Date, irrevocably accept for payment, and at or promptly following acceptance for payment, pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (a) certificates representing those Shares or confirmation of the book-entry transfer of those Shares into the Depositary and Paying Agent's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," (b) a Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution"), a manually executed facsimile thereof or an Agent's Message (as defined in Section 3—"Procedures for Tendering Shares" below)), properly completed and duly executed, with any required signature guarantees and (c) any other documents required by the Letter of Transmittal. See Section 3—"Procedures for Tendering Shares." Accordingly, tendering stockholders may be paid at different times depending upon when certificates or book-entry transfer confirmations with respect to their Shares are actually received by the Depositary and Paying Agent.

        For purposes of the Offer, the Offeror will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn if and when the Offeror gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from the Offeror and transmitting those payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are "received" (as defined in Section 251(h)(6) of the DGCL) by the Depositary and Paying Agent.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, those unpurchased Shares will be returned, without expense in "book-entry" form in your name with the transfer agent (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," those Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

        If, prior to the Expiration Date, the Offeror increases the consideration offered to holders of Shares pursuant to the Offer, that increased consideration will be paid to holders of all Shares that are tendered pursuant to the Offer, whether or not those Shares were tendered prior to that increase in consideration.

3.     Procedures for Tendering Shares

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (1) any certificates representing Shares tendered must be delivered to the Depositary and Paying Agent or (2) those Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of that delivery received by the Depositary and Paying Agent (which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states (x) that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Offer and (y) that the Offeror may enforce that agreement against the participant.

        Book-Entry Transfer.    The Depositary and Paying Agent has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems must make a book-entry transfer of Shares by causing DTC to transfer those Shares into the Depositary and Paying Agent's account in accordance with DTC's procedures for that transfer using DTC's ATOP system. However, although delivery of Shares may be effected through book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary and Paying Agent.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, the owners' powers are not signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity and such registered owner has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if those Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

        Guaranteed Delivery.    A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the Expiration Date, may tender those Shares by satisfying all of the requirements set forth below:

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  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary and Paying Agent (as provided below) prior to the Expiration Date; and

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  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within two trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which NYSE is open for business.

        The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted via facsimile transmission or mailed to the Depositary and Paying Agent. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by a participant by means of the confirmation system of DTC.

        Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are "received" by the "depository" (as such terms are defined by Section 251(h)(6) of the DGCL).

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Shares will pass, only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender, sell, transfer and assign the Shares tendered, as specified in the Letter of Transmittal (and any and all other Shares or other securities issued or issuable in respect of such Shares), and that when the Offeror accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

        Other Requirements.    Notwithstanding any provision of this Offer to Purchase, the Offeror will pay for Shares pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) those Shares, (b) a Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary and Paying Agent. Under no circumstances will interest be paid by the Offeror on the purchase price of Shares, regardless of any extension of the Offer or any delay in making that payment.

        Binding Agreement.    The acceptance for payment by the Offeror of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of the Offeror as that stockholder's proxies, each with full power of substitution, to the full extent of that stockholder's rights with respect to the Shares tendered by that stockholder and accepted for payment by the Offeror and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares on or after the date of the Merger Agreement. All those proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Shares tendered by the stockholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Upon the effectiveness of the appointment, the Offeror's designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of Smart & Final's stockholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for those Shares, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Offeror (which may delegate such power in whole or in part to the Depositary and Paying Agent) in its reasonable discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the

Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding absent a finding to the contrary by a court of competent jurisdiction.

        No alternative, conditional or contingent tenders will be accepted.

        The purchase of Shares is generally subject to information reporting by the Depositary (as the payor) to the applicable tax authorities. See Section 5—"Certain U.S. Federal Income Tax Consequences."

4.     Withdrawal Rights

        A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date and, if not previously accepted for payment, at any time after July 13, 2019, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, in each case only in accordance with the procedures described in this Section 4; otherwise, the tender of Shares pursuant to the Offer is irrevocable.

        For a withdrawal of Shares to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to the Shares must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered those Shares. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary and Paying Agent prior to the return of the Shares. If a stockholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the stockholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.

        If the Offeror extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror's rights under this Offer, the Depositary and Paying Agent may nevertheless, on behalf of the Offeror, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

        Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3—"Procedures for Tendering Shares" at any time prior to the Expiration Date.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, which determination shall be final and binding absent a finding to the contrary by a court of competent jurisdiction. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

5.     Certain U.S. Federal Income Tax Consequences

        The following summary describes certain U.S. federal income tax consequences to holders of Shares with respect to the disposition of Shares pursuant to the Offer or the Merger. It addresses only holders that hold Shares as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

        The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, holders that own or have owned more than 5% of the Shares by vote or value (whether those Shares are or were actually or constructively owned), regulated investment companies, real estate mortgage investment conduits, real estate investment trusts, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar, U.S. expatriates, dissenting stockholders, and persons that acquired Shares in a compensatory transaction. In addition, this summary does not address persons that hold an interest in a partnership, S corporation or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax considerations (e.g., the federal estate or gift tax, or the application of the Medicare tax on net investment income under Section 1411 of the Code).

        The following is based on the provisions of the Code, final, proposed and temporary Treasury regulations promulgated under the Code ("Treasury Regulations"), administrative rulings and other guidance, and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.

        As used herein, the term "U.S. Holder" means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (a) a citizen or individual resident of the United States; (b) a corporation created or organized in or under the laws of the United States or any political subdivision of the United States; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust's substantial decisions or (2) the trust has properly elected under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

        A "Non-U.S. Holder" is a beneficial owner of Shares, other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

        The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on the status or activities of the partner or the partnership. Partnerships that are beneficial owners of Shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or the Merger.

        This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Because individual circumstances may vary, holders of Shares should consult their own tax advisors as to the tax consequences of the Offer and the Merger on a beneficial holder of Shares in their particular circumstances, including the application of any state, local or non-U.S. tax laws and any changes in such laws.

U.S. Holders

        A U.S. Holder that disposes of Shares pursuant to the Offer or the Merger generally will recognize gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder's adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger, respectively. See Instruction 9 of the Letter of Transmittal. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Such recognized gain or loss will constitute a capital gain or loss. Any capital gain or loss will be taxed as long-term capital gain or loss if the U.S. Holder's holding period for such Shares so disposed of exceeds one year. Long-term capital gains of non-corporate U.S. Holders are currently subject to reduced rates of taxation (whereas capital gain derived with respect to a disposition of Shares in which the U.S. Holder has a holding period of one year or less generally will be subject to U.S. federal income tax rates applicable to ordinary income). The deductibility of capital loss is subject to limitations. U.S. Holders are urged to consult their own tax advisors regarding those limitations.

Non-U.S. Holders

        Any gain recognized on the receipt of cash pursuant to the Offer or the Merger by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

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  the gain is effectively connected with a U.S. trade or business of that Non-U.S. Holder (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States maintained by that Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to tax on such gain in the same manner as a U.S. Holder, and, if the Non-U.S. Holder is a Non-U.S. corporation, that corporation may be subject to an additional branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty);

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  in the case of an individual, the Non-U.S. Holder has been present in the United States for at least 183 days or more in the taxable year of disposition (and certain other conditions are satisfied), in which case the Non-U.S. Holder may be subject to a flat 30% tax (or a lower applicable income tax treaty rate) on any United States-source gain derived from the sale, exchange, or other taxable disposition of Shares (other than gain effectively connected with a United States trade or business), which may be offset by United States-source capital losses; or

  •
  Smart & Final is or has been a "United States real property holding corporation" ("USRPHC") for United States federal income tax purposes, at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder's holding period for its Shares and, if the Shares are "regularly traded on an established securities market," the Non-U.S. Holder held, directly or indirectly, at any time during such period, more than 5% of the issued and outstanding Shares, in which case the consequences will be as described below.

        It is unclear whether Smart & Final is, or has been, a USRPHC during the applicable time periods described in the third bullet point above. However, so long as the Shares are considered to be "regularly traded on an established securities market" ("regularly traded") at any time during the calendar year, a Non-U.S. Holder generally will not be subject to tax on any gain recognized on, or withholding on gross proceeds to be received in respect of, the exchange of Shares pursuant to the

Offer or the Merger, unless the Non-U.S. Holder owned (actually or constructively) more than 5% of the total outstanding Shares at any time during the applicable period described in the third bullet point above. Smart & Final believes that the Shares are regularly traded. A Non-U.S. Holder that owns or has owned more than 5% of the total outstanding Shares at any time during the applicable period described above is urged to consult with its own tax advisors.

Information Reporting and Backup Withholding Tax

        Payments made to holders of Shares in the Offer or the Merger generally will be subject to information reporting and may be subject to a backup withholding tax (currently at a rate of 24%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a United States person within the meaning of Section 7701(a)(30) of the Code, the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Non-U.S. Holders should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depositary and Paying Agent, in order to avoid backup withholding. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder's United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

        THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6.     Price Range of Shares; Dividends

        The Shares are listed on NYSE under the symbol "SFS." The following table sets forth, for the fiscal quarters indicated, the high and low intra-day sales prices per Share on NYSE as reported by the NYSE with respect to periods occurring in fiscal years 2017, 2018 and 2019:

Fiscal year	High	Low
2017:
First Quarter	$15.45	$10.65
Second Quarter	$13.95	$8.85
Third Quarter	$9.70	$6.60
Fourth Quarter	$10.00	$5.88
2018:
First Quarter	$9.80	$5.20
Second Quarter	$6.30	$4.45
Third Quarter	$7.40	$5.25
Fourth Quarter	$6.86	$4.67
2019:
First Quarter	$6.98	$4.68
Second Quarter (through May 13, 2019)	$6.60	$4.93

        On April 15, 2019, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price per Share on NYSE was $5.48 per Share. On May 13, 2019, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on NYSE was $6.50 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

        Smart & Final has not declared or paid cash dividends on its common stock since its initial public offering in 2014. Under the terms of the Merger Agreement, Smart & Final is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent. See Section 14—"Dividends and Distributions."

7.     Certain Effects of the Offer

        If the Offer is consummated, the Offeror and Smart & Final will, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, consummate the Merger under the provisions of Section 251(h) of the DGCL without prior notice to, or any action by, any other stockholder of Smart & Final as soon as practicable following the consummation of the Offer, but in any event no later than the date of, and immediately following, the payment for the Shares in the Offer (unless another date is agreed to in writing by Parent and Smart & Final). Pursuant to the Merger Agreement, the consummation of the Offer and the consummation of the Merger will occur on the same day (unless otherwise agreed by Parent and Smart & Final).

        Market for the Shares.    If the Offer is consummated, there will be no market for the Shares because Parent and the Offeror intend to consummate the Merger as soon as practicable following the Offer Closing.

        NYSE Listing.    The Shares are currently listed on NYSE. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the Offer Closing), the Shares will no longer meet the requirements for continued listing on NYSE because the only stockholder will be Parent. Immediately following the consummation of the Merger, we intend to cause Smart & Final to delist the Shares from NYSE.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act.

        We intend to seek to cause Smart & Final to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Smart & Final to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to Smart & Final. Furthermore, the ability of "affiliates" of Smart & Final and persons holding "restricted securities" of Smart & Final to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.     Certain Information Concerning Smart & Final

        Smart & Final is a holding company with no material operations of its own and conducts substantially all of its activities through its operating subsidiaries, primarily Smart & Final LLC and Cash & Carry Stores LLC (a wholly-owned subsidiary of Smart & Final LLC). Smart & Final was incorporated in October 2012 and became the ultimate parent company of the business in November 2012, pursuant to the acquisition by affiliates of Ares Management on November 15, 2012 (the "Ares Acquisition"). Prior to the Ares Acquisition, the business was owned by certain equity funds managed by affiliates of Management IX. Its principal executive offices are located at 600 Citadel Drive, Commerce, California 90040. Smart & Final's telephone number at its principal executive offices is (323) 869-7500.

        Smart & Final was founded in Los Angeles in 1871 as Hellman-Haas Grocery Company, a wholesale grocery supplier to businesses. It changed its name to Smart & Final Wholesale Grocers in the early 1900s after a merger with Santa Ana Grocery Company, a wholesale grocer founded by J.S. Smart and H.D. Final. In the years that followed, it expanded the Smart & Final banner throughout California and into Nevada and Arizona. In 1998, Smart & Final acquired the Portland, Oregon-based Smart Foodservice store chain. Since the Smart Foodservice acquisition, Smart & Final has operated as a multi-banner food retailer. As of December 30, 2018, Smart & Final operated 326 convenient, non-membership, smaller-box, warehouse-style stores throughout the Western United States, with an additional 15 stores in Northwestern Mexico operated through a joint venture.

        Available Information.    Smart & Final is currently subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Smart & Final's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their compensation), the principal holders of Smart & Final's securities, any material interests of those persons in transactions with Smart & Final, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Smart & Final's stockholders and filed with the SEC. Those reports, proxy statements and other information are available on the SEC's website at www.sec.gov and on the "Investors" section of Smart & Final's website at www.smartandfinal.com/overview. Information on, or accessible through, Smart & Final's website is not part of this Offer to Purchase and is not incorporated by reference herein. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

        Sources of Information.    Except as otherwise set forth herein, the information concerning Smart & Final and its business has been taken from Smart & Final's Annual Report on Form 10-K for its fiscal year ended December 30, 2018, publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by such records. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, the Offeror, the Information Agent or the Depositary and Paying Agent, or any of their respective affiliates or assigns assumes responsibility for the accuracy or completeness of the information concerning Smart & Final contained in those documents and records or for any failure by Smart & Final to disclose events which may have occurred or may affect the significance or accuracy of any such information.

        Certain Projections.    Smart & Final's management has provided us with certain selected unaudited projected financial information concerning Smart & Final (the "Management Projections"). Such information, as well as certain additional unaudited projected financial information (together with the

"Management Projections," the "Smart & Final Projections" as described below in Section 10—"Background of the Offer; Contacts with Smart & Final"), is described in Smart & Final's Schedule 14D-9, which will be filed with the SEC and is being mailed to Smart & Final's stockholders with this Offer to Purchase. Smart & Final's stockholders are urged to, and should, carefully read the Schedule 14D-9. Smart & Final has advised us that the Management Projections were not prepared with a view toward public disclosure, but, in the view of Smart & Final's management, were prepared, to the best of their knowledge and belief, on a reasonable basis and reflect the best currently available estimates and judgments. In addition, Smart & Final has advised us that the summaries of the Smart & Final Projections are included in the Schedule 14D-9 solely to give Smart & Final's stockholders access to certain financial information that was made available to the Smart & Final Board and advisors and, with respect to certain of this information, to the Offeror and Parent, and such information is not being included in the Schedule 14D-9 to influence a stockholder's decision whether to tender Shares in the Offer or for any other purpose. Smart & Final has further advised us that the Smart & Final Projections were generated solely for internal use and not developed with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or accounting principles generally accepted in the United States of America ("GAAP"). Smart & Final has advised us that no independent registered public accounting firm provided any assistance in preparing the Smart & Final Projections. Accordingly, no independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the Smart & Final Projections or expressed any opinion or given any other form of assurance with respect thereto, and they assume no responsibility for the information contained therein.

        The Smart & Final Projections include Non-GAAP measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, including earnings (loss). Smart & Final's calculation of these Non-GAAP measures may differ from others in its industry and is not necessarily comparable with similar titles used by other companies.

        Smart & Final has advised us that the Smart & Final Projections necessarily reflect numerous estimates and assumptions made by Smart & Final's management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Smart & Final's business, all of which are difficult to predict and many of which are beyond Smart & Final's control. The Smart & Final Projections also reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

        As such, the Smart & Final Projections constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Smart & Final's performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in Smart & Final's reports filed with the SEC. There can be no assurance that the prospective results would be realized or that actual results would not be significantly higher or lower than forecast. For more information regarding the risks and uncertainties inherent in forward-looking information, see the section entitled "Forward-Looking Statements" of the Schedule 14D-9.

        In particular, Smart & Final has advised us that the Smart & Final Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain. Since the Smart & Final Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. In addition, the Smart & Final Projections would be affected by Smart & Final's ability to achieve strategic goals, objectives and targets over the applicable periods. The Smart & Final Projections also reflect assumptions as to certain business decisions that are subject to change. The information set forth in the Smart & Final Projections is not fact and should not be relied upon as being necessarily indicative of actual future results.

        Smart & Final has advised us that the Smart & Final Projections were developed for Smart & Final on a standalone basis without giving effect to the Transactions, and therefore the Smart & Final Projections do not give effect to the Transactions or any changes to Smart & Final's operations or strategy that may be implemented after the consummation of the Transactions, including any costs incurred in connection with the Transactions. Furthermore, the Smart & Final Projections do not take into account the effect of any failure of the Transactions to be completed and should not be viewed in that context.

        Smart & Final has advised us that the Smart & Final Projections were prepared prior to the execution of the Merger Agreement and have not been updated to reflect any changes after the date they were prepared. By including the Smart & Final Projections in the Schedule 14D-9, none of Smart & Final, Parent, the Offeror or any of their respective affiliates has made or makes any representations to any person regarding the information included in the Smart & Final Projections as to the ultimate performance of Smart & Final, Parent, the surviving corporation or any of their affiliates compared to the information contained in the Smart & Final Projections.

        The inclusion of the Smart & Final Projections in Smart & Final's Schedule 14D-9 should not be regarded as an indication that we, Smart & Final or any other recipient of such information considered, or now considers, the Smart & Final Projections necessarily predictive of actual future events. None of us or any of our affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Smart & Final Projections. None of us or our affiliates, advisors or other representatives intends to, and we and each of them disclaim any obligation to, update, revise or correct any information contained in the Smart & Final Projections if it is or becomes, or the underlying assumptions are or become, inaccurate (even in the short term).

        In light of the foregoing factors and the uncertainties inherent in the Smart & Final Projections, readers of Smart & Final's Schedule 14D-9 are cautioned not to place undue reliance on the Smart & Final Projections.

9.     Certain Information Concerning the Offeror, Parent and Management IX

        Parent and the Offeror are Delaware corporations. Each of Parent and the Offeror was formed on April 12, 2019, in each case, solely for the purpose of completing the Offer and the Merger and each has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Until immediately prior to the time the Offeror purchases Shares pursuant to the Offer, it is not anticipated that Parent or the Offeror will have any significant assets or liabilities or engage in activities other than those incidental to their formation, capitalization and the transactions contemplated by the Offer and/or the Merger. The Offeror is a direct wholly owned subsidiary of Parent. All of the equity of Parent will, upon completion of the Transactions, be owned by a newly-formed Delaware corporation, controlled by certain equity funds managed by Management IX. All of the equity of this holding corporation will be owned, directly or indirectly, by such equity funds managed by Management IX. The principal business activity of Management IX is to manage certain other investment funds. The principal office address of each of Management IX, Parent and the Offeror is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

        Pursuant to an Equity Commitment Letter dated April 16, 2019, (the "Equity Commitment Letter") certain equity funds managed by Management IX (the "Equity Investors") have committed to contribute to Parent an aggregate amount equal to $438 million, in cash for the purpose of funding a portion of the aggregate Offer Price, the Merger Consideration and paying fees, costs and expenses in connection with the Transactions, in each case subject to the applicable conditions set forth in the Merger Agreement and the Equity Commitment Letter.

        The name, business address, citizenship, present principal occupation and employment history of each of the directors, executive officers and control persons of each of Parent, the Offeror and Management IX are set forth in Schedule A to this Offer to Purchase ("Schedule A"). Except as set forth elsewhere in this Offer to Purchase, (i) none of Parent, the Offeror, Management IX or, to the knowledge of each of Parent, the Offeror and Management IX, any of the entities or persons listed in Schedule A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of Parent, the Offeror, Management IX or, to the best of their knowledge, any of the entities or persons listed in Schedule A has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule A), (i) none of Parent, the Offeror, Management IX or, to the knowledge of each of Parent, the Offeror and Management IX, any of the entities or persons listed in Schedule A, beneficially owns or has a right to acquire any Shares or any other equity securities of Smart & Final, and (ii) none of Parent, the Offeror, Management IX or, to the knowledge of each of Parent, the Offeror, and Management IX, any of the entities or persons referred to in clause (i) above, has effected any transaction in Shares or any other equity securities of Smart & Final during the past 60 days.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule A), (i) none of Parent, the Offeror, Management IX or, to the knowledge of each of Parent, the Offeror and Management IX, any of the entities or persons listed on Schedule A, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Smart & Final, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Parent, the Offeror, Management IX or, to the knowledge of each of Parent, the Offeror and Management IX, any of the entities or persons listed in Schedule A, on the one hand, and Smart & Final or any of its executive officers, directors and/or affiliates, on the other hand, and (iii) there have been no contracts, negotiations or transactions between Parent, the Offeror, Management IX or, to the knowledge of each of Parent, the Offeror and Management IX, any of the entities or persons listed in Schedule A, on the one hand, and Smart & Final or any of its executive officers, directors and/or affiliates, on the other hand concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        None of Parent, the Offeror, or Management IX has made arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense.

        Pursuant to Rule 14d-3 under the Exchange Act, the Offeror, Parent and Management IX have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits are available on the SEC's website at www.sec.gov.

10.   Background of the Offer; Contacts with Smart & Final

Background of the Offer

        The following is a description of significant contacts between representatives of Management IX, Parent and the Offeror, on the one hand, and representatives of Smart & Final, on the other hand, that resulted in the execution of the Merger Agreement and commencement of the Offer. The discussion below covers only the key events and does not attempt to describe every communication among the parties. For a review of Smart & Final's activities relating to the contacts leading to the Merger Agreement, please refer to the Schedule 14D-9, which will be filed with the SEC and is being mailed to its stockholders with this Offer to Purchase.

        Funds managed by affiliates of Apollo Global Management, LLC (together with its consolidated subsidiaries, "Apollo") previously owned Smart & Final from 2007 to 2012 before Smart & Final's sale to the Ares Stockholders in November 2012. Following Smart & Final's initial public offering in 2014, the Ares Stockholders continued to own a controlling interest in Smart & Final and, as of the close of business on May 10, 2019, the Ares Stockholders collectively owned 44,218,762 Shares of the total 76,489,536 Shares that were issued and outstanding as of such date (representing approximately 58% of the outstanding Shares).

        In December 2017, representatives of affiliates of Apollo requested an informal meeting with David G. Hirz, a member of the Smart & Final Board and Chief Executive Officer of Smart & Final ("CEO"), which took place on December 17, 2017. At such meeting, affiliates of Apollo expressed their interest in an investment in Smart & Final by funds managed by affiliates of Apollo, citing their view that the public markets were not appreciating Smart & Final's value (as reflected by Smart & Final's trading price at such time). On January 8, 2018, representatives of affiliates of Apollo made a proposal to Mr. Hirz for a $400 million investment in Smart & Final by funds managed by affiliates of Apollo in the form of a convertible preferred equity investment. This $400 million investment would be used by Smart & Final to (i) make an offer to purchase $200 million of outstanding Shares to all Smart & Final stockholders for $9.00 per Share, with a backstop from the Ares Stockholders to sell shares for any Shares that were not tendered by the public stockholders, and (ii) $200 million utilized by Smart & Final to repay existing debt. Mr. Hirz reviewed such proposal at a scheduled Smart & Final Board meeting on February 7, 2018. Following a discussion, the Smart & Final Board determined to reject such proposal, citing its view that the proposal undervalued Smart & Final and was overly reflective of the negative impact that the announcement of Amazon's acquisition of Whole Foods had on Smart & Final's trading price at the time. It was also noted that the Ares Stockholders had indicated that they were not interested in selling their Shares as contemplated by the proposal from the affiliates of Apollo. Later that week Mr. Hirz responded to affiliates of Apollo sharing the foregoing determination.

        On October 23, 2018, Andrew Jhawar, senior partner of Management IX, was contacted on behalf of Smart & Final by representatives of Jefferies LLC ("Jefferies") and Citigroup Global Markets Inc. ("Citi"), Smart & Final's financial advisors, to invite Management IX to participate in Smart & Final's strategic review process. Following this conversation, Management IX received Smart & Final's form of non-disclosure agreement relating to the potential acquisition of all of Smart & Final or one or more of its business lines.

        On November 8, 2018, Smart & Final and Management IX entered into a confidentiality agreement. Management IX was granted access to confidential information of Smart & Final, including subsequently through its virtual data room. The confidentiality agreement contained customary standstill provisions and prohibited Management IX from (i) having discussions with any potential co-bidders in connection with a potential acquisition of Smart & Final, (ii) contacting any potential sources of debt or equity financing for a potential acquisition of Smart & Final (including with respect to an equity rollover) or (iii) entering into any exclusive financing arrangements, in each case without the prior authorization of Smart & Final.

        On November 26, 2018, Management IX attended an in-person "fireside chat" meeting with Smart & Final, and was presented with an overview of the financial projections of Smart & Final for the five-year period from fiscal years 2019 through 2023 (the "Five Year Plan") and other publicly disclosed information about Smart & Final.

        On November 30, 2018, Management IX received Smart & Final's bid process letter from representatives of Jefferies and Citi containing instructions and procedures for submitting a proposal and requesting that Management IX submit a non-binding preliminary proposal, including an indicative price, by December 20, 2018.

        On December 15, 2018, Management IX received additional data and information from Smart & Final's Five Year Plan to further assist Management IX with its assessment of Smart & Final and Smart & Final's business prior to submitting a preliminary proposal.

        On December 20, 2018, in response to Smart & Final's request for bid submissions, Management IX submitted a non-binding preliminary proposal to acquire all of the outstanding Shares of Smart & Final for a purchase price range of $7.00-8.00 per Share. In its proposal, Management IX reserved the right to increase or decrease its purchase price range depending on the outcome of future due diligence, including, among other items, confirmation of the financial results and the achievability of Smart & Final's financial and operating projections provided to Management IX earlier that month.

        On January 17, 2019, Management IX met with Smart & Final's management to attend a management presentation.

        On February 22, 2019, Management IX received a draft merger agreement from Smart & Final, prepared by Proskauer Rose LLP ("Proskauer"), Smart & Final's legal counsel, via Smart & Final's virtual data room.

        On February 25, 2019, Management IX met with Smart & Final's management and other representatives for a business due diligence follow-up meeting.

        On March 1, 2019, Management IX was invited to participate in the next round of Smart & Final's strategic review process and received the final round process letter that requested Management IX to submit a revised proposal by March 15, 2019.

        On March 15, 2019, Management IX submitted a proposal letter detailing a non-binding proposal to acquire 100% of the fully diluted equity interests of Smart & Final at a purchase price of $6.50 per Share in cash. Management IX noted in its letter that the $6.50 per Share purchase price represented an approximately 30% premium to Smart & Final's closing share price as of March 15, 2019. By the terms of the letter, this purchase price was conditioned on Smart & Final executing a 15-day exclusivity agreement by the evening of March 17, 2019. After that time, the terms of the letter dictated that the price per Share offered by Management IX would decline by $0.25 per day. That day, Management IX submitted to Smart & Final its revisions to Smart & Final's draft merger agreement.

        On the evening of March 17, 2019, Management IX advised Jefferies and Citi that Management IX's bid had declined from $6.50 per Share to $6.25 per Share per the terms of its proposal letter in which it indicated that its price per Share would decline by $0.25 per day if exclusivity were not granted by such day.

        On March 18, 2019, Management IX engaged in further negotiations with representatives of Smart & Final, Jefferies and Citi via conference call, as a result of which Management IX, as an inducement to obtain exclusivity, increased its proposed purchase price to $6.60 and then to $6.75 per Share, subject to Smart & Final granting Management IX a period of exclusivity and completion of confirmatory and customary due diligence. On March 19, 2019, Management IX signed the First Exclusivity Agreement with Smart & Final with an expiration time of 11:59 p.m. New York City time on April 3, 2019. Confirmatory due diligence began promptly and Management IX's advisors were permitted access to Smart & Final's virtual data room.

        On March 23, 2019, Management IX indicated that it had identified certain due diligence findings not previously known to Management IX that materially impacted its original business case for the transaction and verbally revised its proposed purchase price to $6.10 per Share. Smart & Final's management thereafter discussed and clarified for Management IX the due diligence items raised.

        On March 25, 2019, Management IX submitted a revised proposal from the $6.75 per Share purchase price contained in its March 18, 2019 proposal to $6.30 per Share citing certain due diligence findings as contributing factors for this revision and indicated that its revised proposal was its "best and final" offer. Later that day, Management IX and Smart & Final agreed to amend the First Exclusivity Agreement so that it expired effective as of the beginning of business on that day.

        On March 28, 2019, Management IX submitted a proposal that it described as its absolute final offer of $6.50 per Share in cash. The proposal specified, among other things, that (i) the offer would expire in the afternoon on March 29, 2019 unless prior to such deadline Smart & Final re-entered into exclusivity with Management IX through April 12, 2019, or alternatively agreed to reimburse Management IX's expenses in the event a transaction did not materialize between the parties, and (ii) the Ares Stockholders would be required to enter into a support agreement agreeing to tender their Shares into the Offer and which obligation would not terminate even if the Smart & Final Board were to change its recommendation to stockholders with respect to the transaction with Parent and the Offeror.

        On April 5, 2019, Kirkland & Ellis, LLP ("Kirkland"), Smart & Final's newly engaged legal counsel, sent a revised draft of the proposed merger agreement to Morgan Lewis & Bockius LLP ("Morgan Lewis"), counsel to Management IX, reflecting the following counterproposal: (i) requiring that any support agreement entered into by the Ares Stockholders must terminate if the Smart & Final Board were to change its recommendation to stockholders, (ii) a termination fee of 3% of Smart & Final's equity value, (iii) a reverse termination fee of 7% of Smart & Final's enterprise value, (iv) "Superior Offer," defined as a transaction involving 50% or more of Smart & Final's assets or outstanding Shares, or involving one of Smart & Final's two business divisions, and (v) an outside termination date of four months that would automatically extend for an additional two months if the Regulatory Condition was not satisfied at the end of such four-month period.

        On April 6, 2019, representatives of Management IX called representatives of Jefferies and Citi stating that exclusivity would be required for Management IX to complete its due diligence review. On April 8, 2019, representatives of Management IX again called representatives of Jefferies and Citi to reconfirm its $6.50 per Share proposal, to confirm the progress that had been made with its legal due diligence review and that, subject to reentering exclusivity through April 15, 2019, with a focused due diligence review, it could be in a position to sign an agreement as soon as April 11 or 12.

        From March to mid-April 2019, Management IX held numerous conversations with its potential debt financing sources. Management IX determined to pursue a bifurcated approach in which it would receive separate financings based on Smart & Final's Smart Foodservice store banner business, on the one hand, and Smart & Final's other businesses, on the other hand. During this period, Morgan Lewis, other advisors of Management IX, and Kirkland held conversations regarding Management IX's contemplated bifurcated financing structure.

        Over the course of the first half of April 2019 and on April 16, 2019 prior to the Smart & Final Board meeting, Morgan Lewis and Kirkland continued to negotiate the terms of the merger agreement and ancillary documents (including the equity commitment letter and limited guarantee), with particular focus on, among other terms, provisions relating to each party's obligations with respect to the contemplated debt financing, deal protections, remedies and specific performance.

        On April 11, 2019, on behalf of Smart & Final, representatives of Jefferies and Citi approached representatives of Management IX to request an increase in Management IX's proposed purchase price to $6.75 per Share in exchange for entering into another exclusivity agreement. Management IX rejected such request and indicated that it would withdraw its proposal if Smart & Final did not enter into another exclusivity agreement.

        On April 12, 2019, Morgan Lewis sent a revised draft of the proposed merger agreement to Kirkland reflecting the following counterproposal: (i) accepting that the support agreement entered into by the Ares Stockholders would terminate upon a Smart & Final Board change of recommendation, (ii) accepting a termination fee of 3% of Smart & Final's equity value, (iii) counterproposing a reverse termination fee of 6% of Smart & Final's equity value, (iv) counterproposing that "Superior Offer" be defined as a transaction involving 80% or more of Smart & Final's assets or outstanding Shares and (v) counterproposing a three-month outside termination date with a one-month extension to satisfy the Regulatory Condition, but indicating that Management IX was willing to consider a longer outside termination date subject to discussion with lenders of the Offeror regarding the corresponding outside termination date under the debt financing commitments of the Offeror's subsidiaries. Morgan Lewis also raised a new issue regarding the treatment and acceleration of outstanding employee equity awards in connection with the potential transaction with Smart & Final. Representatives of Kirkland made clear to Morgan Lewis that any resolution of the treatment and acceleration of outstanding employee equity awards would not affect the per Share consideration paid in the proposed transaction with Parent and the Offeror. Later that evening, Management IX signed the Second Exclusivity Agreement with Smart & Final with an expiration time of noon Pacific time on April 15, 2019.

        On April 15, 2019, representatives of Management IX discussed termination fees with Jefferies and Citi, with Management IX and Smart & Final subsequently agreeing to a termination fee of $15 million (or approximately 3% of Smart & Final's equity value) and a reverse termination fee of $30 million (or approximately 6% of Smart & Final's equity value). Also that day, Mr. Hirz expressed his concern to representatives of Management IX regarding employee retention if outstanding employee equity awards were not accelerated and paid out to employees as part of the proposed transaction. Management IX agreed to permit the outstanding employee equity awards to be cancelled and converted into the right to receive payment on the terms set forth in Item 11 under the heading "The Merger Agreement—Effect of the Merger on Capital Stock—Treatment of Awards." No terms of any post-closing employment or post-closing equity participation in the surviving company were discussed by Management IX with Mr. Hirz or any other member of Smart & Final's management at any time prior to signing the Merger Agreement.

        Later that afternoon and evening, Morgan Lewis and Kirkland continued to negotiate the terms of the merger agreement and other transaction agreements (including the equity commitment letter and limited guarantee) to finalize remaining drafting and other issues. Following clarity on the regulatory approvals involved with the proposed transaction and discussion with lenders of the Offeror, Management IX agreed with Smart & Final's position of an outside termination date of four months, followed by an automatic two-month extension if the Regulatory Condition had not been satisfied.

        Subsequent to the April 16 meeting of the Smart & Final Board, Smart & Final, Parent and the Offeror executed and delivered the Merger Agreement and the related transaction documents and after the closing of trading on the NYSE on April 16, 2019, Smart & Final and Management IX, on behalf of certain equity funds managed by it, issued a joint press release announcing the execution of the Merger Agreement and the anticipated commencement of the Offer.

        On May 8, 2019, due to the expected regulatory review and approval timing under applicable Mexican competition law, Smart & Final and Parent mutually agreed to commence the Offer on May 14, 2019 with an initial expiration date of June 17, 2019.

11.   Purpose of the Offer and Plans for Smart & Final; Transaction Documents

        Purpose of the Offer.    The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer is for Parent to acquire control of, and all of the outstanding equity interests in, Smart & Final. The Offer, as the first step in the acquisition of Smart & Final, is intended to facilitate the acquisition of all outstanding Shares. The Merger Agreement provides, among other things, that the Offeror will be merged into Smart & Final and that upon consummation of the Merger, the surviving corporation will become a wholly owned subsidiary of Parent.

        If the Offer is consummated, we do not anticipate seeking the approval of Smart & Final's remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, then the acquirer can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of Smart & Final in accordance with Section 251(h) of the DGCL.

        If you sell your Shares in the Offer, you will cease to have any equity interest in Smart & Final or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in the surviving corporation and will not have any right to participate in its earnings and future growth. Similarly, after selling your Shares in the Offer or the exchange of your Shares in the subsequent Merger, you will not bear the risk of any decrease in the value of Smart & Final or the surviving corporation, as applicable.

        Under the DGCL, holders of Shares do not have appraisal rights in connection with the Offer. In connection with the Merger, however, stockholders of Smart & Final who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares pursuant to Section 262 of the DGCL (exclusive of any element of value arising from accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the Offer Price and the market value of the Shares. The value so determined could be higher or lower than, or the same as, the Offer Price or the Merger Consideration. Moreover, the Offeror could argue in an appraisal proceeding that the fair value of such Shares is less than the Offer Price. Section 16—"Appraisal Rights."

        Going Private Transaction.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Offeror seeks to acquire the remaining Shares not held by it. We and Smart & Final believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning Smart & Final and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

        Plans for Smart & Final.    We expect that, following consummation of the Offer and the Merger, the operations of Smart & Final, the surviving corporation in the Merger, will be conducted substantially as they currently are being conducted, except that we currently plan to separate the Smart Foodservice store banners, mainly operating under the Cash & Carry Stores, LLC subsidiary of Smart & Final, from the Smart & Final store banners. The Smart Foodservice store banners and the

Smart & Final store banners will each operate as a standalone operation under the surviving corporation. We do not have any other current intentions, plans or proposals to cause any material changes in the surviving corporation's business, other than in connection with Smart & Final's current strategic planning.

        Nevertheless, the management and/or the board of directors of the surviving corporation may initiate a review of the surviving corporation to determine what other changes, if any, would be desirable following the Offer and the Merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in certain extraordinary corporate transactions, such as reorganizations, mergers or sales or purchases of assets, if the management and/or board of directors of the surviving corporation decide that such transactions are in the best interest of the surviving corporation upon such review.

        As of the date of this Offer to Purchase, none of Parent or any of its affiliates has had discussions with, or entered into any agreement with, Smart & Final's directors or executive officers regarding the terms of employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates. Prior to or following the Offer Closing and the Merger, however, Parent or the Offeror or their respective affiliates may have discussions with, and may enter into agreements with, certain executive officers regarding the terms of employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates. There can be no assurance that any parties will reach an agreement on any terms, or at all.

        Except as described above or elsewhere in this Offer to Purchase, neither the Offeror nor Parent has any present plans or proposals or is engaged in negotiations that would, in a manner material to the holders of Smart & Final Shares, relate to or result in (a) any extraordinary transaction involving Smart & Final or any of its subsidiaries (such as a merger, reorganization or liquidation), (b) any purchase, sale or transfer of a material amount of assets of Smart & Final or any of its subsidiaries, (c) any material change in Smart & Final's capitalization or dividend rate or policy or indebtedness, (d) any change in Smart & Final Board or management of Smart & Final, (e) any other material change in Smart & Final's corporate structure or business, (f) any class of equity securities of Smart & Final being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (g) any class of equity securities of Smart & Final becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act, (h) the suspension of Smart & Final's obligation to file reports under Section 15(d) of the Exchange Act, (i) the acquisition by any person of additional securities of Smart & Final, or the disposition of securities of Smart & Final, or (j) any changes in Smart & Final's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Smart & Final.

        The Merger Agreement.    The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8—"Certain Information Concerning Smart & Final—Available Information."

        The Offer.    The Merger Agreement provides that the Offeror will commence the Offer and that, upon the terms and subject to the conditions of the Merger Agreement, including the satisfaction or waiver of all of the Offer Conditions described in Section 13—"Conditions of the Offer" (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will, and Parent will cause the Offeror to, at or promptly following the Expiration Date, irrevocably accept for payment, and, at or promptly following acceptance for payment, pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer. Pursuant to the terms of the Merger Agreement, unless extended or otherwise agreed between Parent and Smart & Final, the Offer would expire on the date that is 20 business days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer.

        On May 3, 2019, Parent and Smart & Final agreed to commence the offer on May 14, 2019 and set the initial expiration of the Offer to June 17, 2019, 24 business days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer.

        The Offeror expressly reserves the right (but is not obligated), in whole or in part, to increase the Offer Price, to waive any Offer Condition or to make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement (other than as described below). However, pursuant to the Merger Agreement, the Offeror has agreed that it will not, without the prior written consent of Smart & Final, (a) decrease the Offer Price (other than in the manner required by the Merger Agreement), (b) change the form of consideration payable in the Offer, (c) decrease the number of Shares subject to the Offer, (d) impose conditions to the Offer in addition to the Offer Conditions, (e) amend, modify or waive the Minimum Condition, the Termination Condition, the Regulatory Condition (to the extent such amendment, modification or waiver would reasonably be expected to adversely affect Smart & Final 's stockholders, directors or officers or require rescission of the transactions contemplated by the Merger Agreement under applicable Antitrust Laws) or the Restraint Condition (to the extent such order or injunction applies against Smart & Final or their respective directors or officers), (f) terminate the Offer or accelerate, extend or otherwise change the Expiration Date, except as permitted by the Merger Agreement, as described in Section 1—"Terms of the Offer" of this Offer to Purchase, (g) provide for any "subsequent offering period" (or any extension of such "subsequent offering period") within the meaning of Rule 14d-11 under the Exchange Act or (h) otherwise modify or amend any of the other terms or conditions of the Offer in manner that adversely affects, or reasonably could be expected to adversely affect, any holder Shares. The Offer may not be terminated prior to its scheduled Expiration Date, unless the Merger Agreement is terminated in accordance with its terms.

        Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, (a) the Offeror is required to extend the offer for the minimum period required by applicable law, interpretation or position of the SEC or its staff or the NYSE or its staff; (b) the Offeror is required to extend the Offer on one or more occasions in consecutive increments of up to ten business days each (or such other duration as Parent and Smart & Final may agree) if at the then-scheduled Expiration Date, any of the Offer Conditions has not been satisfied or waived, except that, if the sole remaining unsatisfied Offer Condition is the Minimum Condition, the Offeror will not be required to extend the Offer for more than two occasions of ten business days each (or such other duration as Parent and Smart & Final may agree); and (c) the Offeror may in its sole discretion extend the Offer for successive periods of up to five business days each (or such other duration as Parent and Smart & Final may agree) if, on any date as of which the Offer is scheduled to expire, (i) all of the Offer Conditions have been satisfied or waived (other than the conditions that are to be satisfied at the Offer Acceptance Time), (ii) the full amount of the Debt Financing has not been funded and will not be available to be funded at the Offer Closing (other than as a result of breach by Parent or the Offeror of certain of their representations, warranties and covenants contained in the Merger Agreement) and (iii) Parent and the Offeror irrevocably acknowledge and agree in writing that (i) Smart & Final may terminate the Merger Agreement and receive the Parent Termination Fee (as defined in Section 1—"Terms of the Offer") pursuant to and in accordance with the Merger Agreement and (ii) the Covenants Condition (other than Fraud or Willful Breach in respect thereof following the date of delivery of the Merger Agreement), the Marketing Period Condition and some of the Representations Conditions (as defined in Section 13—"Conditions of the Offer") will be deemed to have been irrevocably satisfied or waived after the initial extension of the Offer for with respect to the obligations of Parent and the Offeror to pay the Parent Termination Fee and consummate the Offer.

        The Offeror is not, however, required or permitted (without the consent of Smart & Final) to extend the Offer or the Expiration Date beyond the Extension Deadline.

        Subject to the terms and conditions of the Merger Agreement and the satisfaction or waiver of the Offer Conditions, the Offeror will, and Parent will cause the Offeror to, at or promptly following the Expiration Date, irrevocably accept for payment, and, at or promptly following acceptance for payment, to pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer. Subject to its rights and obligations under the Merger Agreement to extend the Offer, the Offeror will not be required to accept for payment or pay for any tendered Shares in the event that any Offer Condition has not been satisfied or waived at the scheduled Expiration Date of the Offer.

        Recommendation.    Pursuant to the Merger Agreement, Smart & Final has represented that the Smart & Final Board, at a meeting duly called and held, adopted resolutions which have not been subsequently rescinded or modified in any way (a) determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of Smart & Final and its stockholders, (b) declared it advisable for Smart & Final to enter into the Merger Agreement, (c) approved the execution, delivery and performance by Smart & Final of the Merger Agreement and the consummation of the Transactions, (d) agreed that the Merger should be effected pursuant to Section 251(h) of the DGCL and (e) resolved to recommend that the stockholders of Smart & Final accept the Offer and tender their Shares to the Offeror pursuant to the Offer (such recommendations, collectively, the "Company Board Recommendation"). For the reasons described in the Schedule 14D-9, the Smart & Final Board unanimously recommends that Smart & Final's stockholders accept the Offer and tender their Shares pursuant to the Offer.

        The Merger.    The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, and in accordance with the provisions of the DGCL (including Section 251(h) of the DGCL), at the Effective Time, the Offeror will be merged with and into Smart & Final, and the separate corporate existence of the Offeror will cease and Smart & Final will be the surviving corporation in the Merger. Subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, the closing of the Merger will take place as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, but in any event no later than the date of, and immediately following, the payment for the Shares in the Offer (unless another date is agreed to in writing by Parent and Smart & Final) (the "Closing Date"). Subject to the provisions of the Merger Agreement, as soon as practicable on the Closing Date, Parent, the Offeror and Smart & Final shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the "Certificate of Merger"), and shall make all other filings, recordings or publications required under the DGCL to effectuate the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable law, at such later time as is agreed to by Parent, the Offeror and Smart & Final prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the "Effective Time"). The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote of the stockholders of Smart & Final. Parent, the Offeror and Smart & Final have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of the stockholders of Smart & Final in accordance with Section 251(h) of the DGCL.

        Charter, Bylaws, Directors, and Officers.    The Merger Agreement provides that at the Effective Time, the certificate of incorporation of Smart & Final will be amended and restated in its entirety to the form of Exhibit B to the Merger Agreement, and, as so amended, will be the certificate of incorporation of the surviving corporation. From and after the Effective Time, the bylaws will be amended and restated in their entirety to the form of Exhibit C to the Merger Agreement, and, as so amended, will be the bylaws of the surviving corporation. The Merger Agreement further provides that immediately following the Effective Time, the directors and officers listed on a schedule to the Merger Agreement will be the directors and officers of the surviving corporation.

Effect of the Merger on Capital Stock.

        At the Effective Time:

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  any Shares owned by Smart & Final immediately prior to the Effective Time will automatically be canceled and retired and will cease to exist and no consideration will be delivered in exchange therefor;

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  each issued and outstanding Share (other than (i) Shares owned by Smart & Final as treasury stock, (ii) Shares owned by Parent, the Offeror or their respective subsidiaries, (iii) Shares tendered in the Offer and (iv) Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will be converted into the right to receive an amount net in cash equal to the Offer Price;

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  any Shares (i) owned as of the commencement of the Offer and immediately prior to the Effective Time by Parent, the Offeror or their subsidiaries and (ii) irrevocably accepted by the Offeror for purchase pursuant to the Offer, shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such Shares; and

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  each issued and outstanding share of the Offeror will be converted automatically into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the surviving corporation.

        Treatment of Equity Awards.    Regarding options to purchase Shares (each, a "Company Stock Option"), the Merger Agreement provides that each Company Stock Option, whether vested or unvested, that is outstanding at the Effective Time will be canceled and the holder of such Company Stock Option will become entitled to receive a lump-sum cash payment, which payment shall be made as soon as reasonably practicable after the Effective Time (but no later than the later of (x) five business days after the Effective Time and (y) the first payroll date after the Effective Time) equal to the product of (a) the number of Shares subject to the Company Stock Option immediately prior to the Effective Time and (b) the excess, if any, of the Merger Consideration, over the exercise price per share of such Company Stock Option, net to the holder in cash, without interest and less any applicable withholding taxes. Any Company Stock Option that has an exercise price per Share that is greater than or equal to the Merger Consideration will be canceled for no consideration.

        Regarding unvested restricted stock awards ("Restricted Stock Awards"), the Merger Agreement provides that Shares underlying Restricted Stock Awards that are outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive an amount in cash equal to the Merger Consideration (without interest and subject to any applicable withholding taxes, the "Restricted Stock Consideration"). Fifty percent (50%) of the Restricted Stock Consideration will be payable as of the Effective Time (and paid as soon as reasonably practicable after the Effective Time (but no later than the later of (x) five business days after the Effective Time and (y) the first payroll date after the Effective Time)), and unless otherwise agreed upon, the remaining fifty percent (50%) will be paid as and when such share underlying the Restricted Stock Award would have vested pursuant to the terms of the award.

        The Merger Agreement provides that each cash incentive award outstanding on the date of the Merger Agreement granted by Smart & Final in lieu of annual equity grants and outside any of

Smart & Final's employee incentive plans ("Cash Awards") are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, each Cash Award that is outstanding as of immediately prior to the Effective Time will remain outstanding and be payable, in accordance with its terms, subject to any required withholding taxes, provided that payment of 50% of each payment installment of such Cash Award will be payable as soon as reasonably practicable after the Effective Time (but no later than the later of (x) five business days after the Effective Time and (y) the first payroll date after the Effective Time).

        Payment for Shares.    Prior to the Offer Acceptance Time, Parent shall designate a U.S. bank or trust company reasonably acceptable to Smart & Final to act as agent (the "Depository Agent") for the holders of Shares to receive the Offer Price to which holders of such Shares shall become entitled. The Depository Agent shall also act as agent (the "Paying Agent") for the holders of Shares to receive the Merger Consideration to which holders of such Shares shall become entitled. Prior to or at the Offer Closing, Parent shall deposit, or shall cause to be deposited, with the Depository Agent cash sufficient to make payment of the cash consideration payable at the Offer Closing and with the Paying Agent cash sufficient to make payment of the cash consideration payable in connection with the Merger (together, the "Payment Fund"). The Payment Fund shall not be used for any other purpose. Promptly (but in no event later than three business days) after the Effective Time, the surviving corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of the Shares entitled to receive the Merger Consideration, a form of letter of transmittal.

        Upon surrender to the Paying Agent of the applicable Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions to such letter of transmittal, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Shares shall be entitled to receive in exchange for such Shares the Merger Consideration for each Share.

        At any time following 12 months after the Effective Time, the surviving corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares, including all interest and other income received by the Paying Agent in respect of all funds made available to it. Upon any such delivery (but subject to abandoned property, escheat and other similar Legal Requirements), holders shall be entitled to look to the surviving corporation only as general creditors of the surviving corporation with respect to the Merger Consideration that may be payable upon due surrender of the Shares held by them, without interest and subject to any withholding of Taxes required by applicable legal requirements.

        Representations and Warranties.    The Merger Agreement contains representations and warranties of Smart & Final, Parent and the Offeror.

        In the Merger Agreement, Smart & Final has made customary representations and warranties to Parent and the Offeror with respect to, among other things:

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  the corporate organization and valid existence of Smart & Final and its subsidiaries;;

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  Smart & Final's corporate power and authority to enter the Merger Agreement;

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  organizational documents of Smart & Final and its subsidiaries;

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  the absence of conflicts with Smart & Final's organizational documents, or applicable law;

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  the capital structure of Smart & Final and its subsidiaries;

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  Smart & Final's SEC filings and financial statements;

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  the absence of certain changes or events since December 31, 2018;

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  real property matters;

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  intellectual property matters;

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  material contracts of Smart & Final and its subsidiaries;

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  the absence of certain liabilities;

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  compliance with legal requirements;

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  governmental authorizations;

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  international trade and anti-corruption matters;

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  tax matters;

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  employee matters and benefit plans;

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  environmental matters;

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  insurance matters;

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  the absence of legal proceedings and orders;

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  takeover laws;

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  brokers' or finders' fees;

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  the opinions of Smart & Final's financial advisors; and

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  the absence of related party transactions.

        In the Merger Agreement, each of Parent and the Offeror has made customary representations and warranties to Smart & Final with respect to, among other things:

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  the corporate organization and valid existence of Parent and the Offeror;

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  Parent's and the Offeror's corporate power and authority to enter the Merger Agreement;

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  the absence of conflicts with Parent's or the Offeror's organizational documents, or applicable law;

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  the absence of legal proceedings and orders;

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  the Schedule TO and its exhibits filed by Parent and the Offeror;

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  the financing commitments and limited guarantees obtained by Parent in connection with the transactions contemplated by the Merger Agreement;

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  the sufficiency of funds;

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  the ownership of Shares by Parent or the Offeror;

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  the surviving corporation's solvency after giving effect to the Transactions;

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  Parent's independent review, investigation and analysis of Smart & Final and its business; and

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  brokers' or finders' fees.

        Some of the representations and warranties in the Merger Agreement made by Smart & Final are qualified as to "materiality" or a "Material Adverse Effect." For purposes of the Merger Agreement, "Material Adverse Effect" means an event, occurrence, development, circumstance, change or effect that (a) would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement or (b) has, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Smart & Final and its subsidiaries taken as a whole; provided, that, for purposes of clause (b) of this definition, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect on Smart & Final and its subsidiaries: (i) any change in the market price or trading volume of the stock of Smart & Final; (ii) any event, occurrence, development, circumstance or other matter resulting from the execution, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement (other than for purposes of any representation or warranty of Smart & Final with respect to organization, governmental authorizations, non-contravention and consents contained in the Merger Agreement) or the identity of, or any facts or circumstances relating to, Parent, the Offeror or any of their respective affiliates, including the impact on relationships, contractual or otherwise, with customers, suppliers, distributors, landlords, partners, employees or governmental bodies; (iii) any event, occurrence, development, circumstance, change or effect in the industries in which Smart & Final or its subsidiaries operate or in the economy generally or other general business, financial, political or market conditions, including any suspension of trading in securities generally on any securities exchange or over-the-counter market operated in the United States or any other country or region of the world; (iv) any event, occurrence, development, circumstance, change or effect arising directly or indirectly from or otherwise relating to interest rates or fluctuations in the value of any currency; (v) any event, occurrence, development, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war (whether or not declared), cyber-attacks, national or international calamity, earthquakes, hurricanes, tornadoes, floods or other natural disasters, weather conditions or other force majeure events; (vi) any legal proceedings made or brought by any of the current or former stockholders of Smart & Final (on their own behalf or on behalf of Smart & Final) against Smart & Final arising out of the Merger or in connection with the transactions contemplated by the Merger Agreement; (vii) the failure of Smart & Final to meet internal or analysts' expectations or projections for the results of operations of Smart & Final for any period; (viii) settlement of any legal proceeding outstanding as of the date of the Merger Agreement in accordance with the terms of the Merger Agreement; (ix) any adverse effect arising directly from or otherwise directly relating to any action taken by Smart & Final at the written direction of Parent or any action specifically required to be taken by Parent, the Offeror or Smart & Final pursuant to the terms of the Merger Agreement, or the failure of Smart & Final to take any action that Smart & Final is specifically prohibited by the terms of the Merger Agreement from taking to the extent Parent fails to give its consent to such action after a written request therefor; (x) any event, occurrence, development, circumstance, change or effect resulting or arising from Parent's or the Offeror's breach of the Merger Agreement; or (xi) any event, occurrence, development, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change, or any compliance with or action taken for the purpose of complying with, any legal requirement or GAAP (or interpretations of any legal requirement or GAAP) after the date of the Merger Agreement; it being understood that the exceptions in the foregoing clauses "(i)" and "(vii)" shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to in such clauses (if not otherwise falling within any of the exceptions provided by the foregoing clauses "(ii)" through "(vi)" or "(viii)" through "(xi)" of this definition) is or would be reasonably likely to be a Material Adverse Effect; provided, however, that any event, occurrence, development, circumstance, change or effect referred to in clauses (iii), (iv), (v) or (xi) of this definition may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such event, occurrence, development, circumstance, change or effect adversely affects Smart & Final and its subsidiaries, taken as a whole, in a disproportionate manner compared to other participants in the industries in which Smart & Final and its subsidiaries operate.

        The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties, and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties:

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  have been made only for purposes of the Merger Agreement;

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  with respect to Smart & Final, have been qualified by information set forth in a confidential disclosure letter of Smart & Final provided to Parent and the Offeror in connection with the execution of the Merger Agreement the information contained in this disclosure letter modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

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  will not survive consummation of the Merger;

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  may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements turn out to be inaccurate; and

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  were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and are subject to other qualifications and limitations contained in the Merger Agreement, which may differ from what may be viewed as material by investors, including qualifications as to "materiality" or a "Material Adverse Effect" as described above.

Covenants

        Conduct of Business.    The Merger Agreement obligates Smart & Final and its subsidiaries, from the date of the Merger Agreement until the Effective Time or termination of the Merger Agreement pursuant to its terms, to use its commercially reasonable efforts to conduct its business and operations in all material respects in the ordinary course and use its commercially reasonable efforts to preserve its and each of its subsidiaries' business organizations substantially intact and preserve existing relations with key suppliers and other persons with whom Smart & Final or its subsidiaries have significant business relationships, in each case, consistent with past practice.

        The Merger Agreement also contains specific restrictive covenants as to certain activities of Smart & Final and its subsidiaries prior to the Effective Time or termination of the Merger Agreement pursuant to its terms which provide that Smart & Final and its subsidiaries will not take certain actions without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) or otherwise as permitted by the Merger Agreement or required by law, including, among other things and subject to certain exceptions and qualifiers:

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  establishing a record date for, declaring, accruing, setting aside or paying any dividend (whether in cash, stock or property) or making any other distribution in respect of any shares of its capital stock (including the Shares);

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  splitting, combining, subdividing or reclassifying any shares of its capital stock (including the Shares) or other equity interests;

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  selling, issuing, transferring or encumbering (or authorizing the foregoing) of any equity of Smart & Final or its subsidiaries;

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  establishing a new employee benefits plan or amending any existing plan, changing the compensation of any employee, officer or director or hiring or terminating (other than for cause) any employee at or above the level of vice president;

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  amending the certificate of incorporation or bylaws of Smart & Final or other charter or organizational documents of Smart & Final's subsidiaries;

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  making or authorizing capital expenditures;

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  acquiring, leasing, licensing, or selling of Smart & Final's material assets;

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  lending money to any person or incurring any indebtedness;

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  amending a material contract or settling any claims that arise under Smart & Final's material contracts;

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  settling, releasing, waiving or compromising any legal proceeding or other claim (or threatened legal proceeding or other claim);

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  entering into or modifying a collective bargaining agreement;

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  making any material changes to accounting policies or settling any tax claims

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  adopting a plan of liquidation, dissolution, merger, consolidation or other reorganization (other than the Merger);

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  entering into a new line of business;

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  adopting a "poison pill" or similar stockholder rights plan applicable to the Transactions;

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  making any material acquisitions or otherwise merging or consolidating with another entity; and

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  authorizing or committing to take any of the foregoing actions.

Stockholder Approval.

        If the Offer is consummated and as a result the Offeror directly or indirectly owns Shares that represent one Share more than 50% of the outstanding Shares, we do not anticipate seeking the approval of Smart & Final's remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a successful tender offer for a public corporation, the acquiror holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, and in any event no later than the date of, and immediately following, the payment for the Shares in the Offer (unless another date is agreed to in writing by Parent and Smart & Final) without a stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Smart & Final, in accordance with Section 251(h) of the DGCL.

No Solicitation.

        Pursuant to the Merger Agreement, Smart & Final has agreed that it will not (i) continue any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal (as defined below) (and promptly (and in any event within three business days) following execution of the Merger Agreement Smart & Final has agreed to request that such persons deliver to Smart & Final or destroy all copies of, studies based upon and any extracts or summaries from, any non-public information of Smart & Final or its subsidiaries in such person's possession or control); (ii) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or (iv) enter into or agree to enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.

        Notwithstanding the foregoing, if, at any time on or after the date of the Merger Agreement and prior to the Offer Acceptance Time, Smart & Final receives an unsolicited bona fide Acquisition

Proposal: (i) Smart & Final may contact the soliciting party solely to clarify the terms and conditions of such Acquisition Proposal; and (ii) if the Smart & Final Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer (as defined below) and, after consultation with outside legal counsel, that the failure to take the following actions would be inconsistent with the fiduciary duties of the Smart & Final Board to Smart & Final's stockholders under applicable law, then Smart & Final may (x) furnish certain information pursuant to certain conditions set forth in the Merger Agreement with respect to Smart & Final to the soliciting party that has made such Acquisition Proposal and (y) engage in or otherwise participate in discussions or negotiations with the soliciting party.

        A "Superior Offer" is a bona fide written Acquisition Proposal that was not solicited in, and did not otherwise result from, a violation of the "No Solicitation" provision of the Merger Agreement that the Smart & Final Board determines in its good faith judgment, after consultation with outside legal counsel and financial advisors (a) is reasonably likely to be consummated in accordance with its terms, taking into account legal, regulatory and financing aspects (including certainty of closing) such proposal and (b) would, if consummated, be more favorable to Smart & Final's stockholders from a financial point of view than the Offer and the Merger, except that for purposes of the definition of "Superior Offer," the references to "20%" in the definition of Acquisition Proposal are deemed to be references to "50%."

        As used in the Merger Agreement, a "Acquisition Proposal" means any inquiry, proposal or offer from any person or group, other than Parent and its affiliates, relating to, in a single transaction or series of related transactions, any (i) acquisition or license of assets that equal to 20% or more of the aggregate fair value of Smart & Final and its subsidiaries, (ii) issuance or acquisition of 20% or more of the outstanding Shares by Smart & Final, (iii) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Smart & Final that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares or assets of Smart & Final and its subsidiaries equal to 20% or more of the aggregate fair value of Smart & Final and its subsidiaries' assets or to which 20% or more of Smart & Final and its subsidiaries' aggregate revenues, net income or earnings are attributable in each case of clauses (i)-(iv), other than the transactions contemplated by the Merger Agreement.

        The Merger Agreement provides that prior to the Offer Acceptance Time, Smart & Final will (i) promptly notify Parent in writing if Smart & Final or any of its subsidiaries receives an Acquisition Proposal; (ii) provide to Parent a summary of the material terms and conditions of any Acquisition Proposal (including a copy thereof and any financing commitment papers submitted therewith, if such Acquisition Proposal is in writing), and the identity of the Person or group of Persons making such Acquisition Proposal; and (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a reasonably prompt basis (and Smart & Final shall as promptly as practicable after the receipt thereof (and in any event within one (1) business day) provide Parent with copies of any written materials relating to such Acquisition Proposal or any material change to the financial or other material terms and conditions thereof).

        Except as described in this paragraph, neither the Smart & Final Board nor any committee or subcommittee thereof will (a) (i) withdraw, qualify, modify or amend, or publicly propose to withdraw, qualify, modify or amend, the Company Board Recommendation, (ii) approve, endorse, recommend or declare advisable, or publicly propose to approve, endorse, recommend, or declare advisable, any Acquisition Proposal or (iii) fail to include the Company Board Recommendation in the Schedule 14D-9 or, if any Acquisition Proposal has been made public, fail to reaffirm the Company Board Recommendation upon request of Parent within the earlier of three business days prior to the then scheduled Expiration Date or 10 business days after Parent requests such reaffirmation with respect to such Acquisition Proposal (provided that Parent may make such request only once with respect to such Acquisition Proposal unless such Acquisition Proposal is subsequently publicly modified in any material respect in which case Parent may make such request once each time such modification is made) (any action described in this clause (a) being referred to as a "Company Adverse Change Recommendation") or (b) approve, endorse, recommend or declare advisable, or propose to approve, endorse, recommend or declare advisable, or allow Smart & Final to execute or enter into any Contract with respect to any Acquisition Proposal, other than any Acceptable Confidentiality Agreement entered into as contemplated by the Merger Agreement (each, a "Company Acquisition Agreement"). Notwithstanding anything to the contrary in the Merger Agreement, prior to the Offer Acceptance Time, (1) the Smart & Final Board may make a Company Adverse Change Recommendation or (2) Smart & Final may terminate the Merger Agreement pursuant to its terms to enter into an agreement with respect to such Superior Offer. As a condition of electing either option (1) or (2) of the preceding sentence: (A) the Smart & Final Board shall have determined in good faith, after consultation with Smart & Final's outside legal counsel, that the failure to elect such option would be inconsistent with the fiduciary duties of the Smart & Final Board to Smart & Final's stockholders under applicable law; (B) Smart & Final shall have given Parent written notice of its intention to make a Company Adverse Change Recommendation or terminate the Merger Agreement pursuant to its terms at least four business days prior to making any such Company Adverse Change Recommendation or termination (a "Determination Notice"); (C) Smart & Final shall have provided to Parent a summary of the material terms and conditions of the Acquisition Proposal and the basis for determining that such Acquisition Proposal would constitute a Superior Offer; (D) Smart & Final shall have provided Parent four business days after the Determination Notice to propose revisions in writing to the terms of the Merger Agreement, Debt Commitment Letters, Equity Commitment Letter and the Limited Guarantee or make another proposal (which revisions or other proposal, if accepted by Smart & Final, would be legally binding) so that such Acquisition Proposal would cease to constitute a Superior Offer and would no longer necessitate a Company Adverse Change Recommendation; (E) if requested by Parent, Smart & Final shall have made its representatives available to discuss with Parent's representatives any such revisions or other proposal during such four business day period and (F) after giving effect to such revisions or proposals made by Parent, if any, the Smart & Final Board shall have determined, in good faith, after consultation with outside legal counsel and financial advisors, such Acquisition Proposal continues to constitute a Superior Offer and, after consultation with outside legal counsel, that the failure to make the Company Adverse Change Recommendation or terminate the Merger Agreement pursuant to its terms would continue to be inconsistent with the fiduciary duties of the Smart & Final Board to Smart & Final's stockholders under applicable law.

        Nothing contained in the Merger Agreement prohibits Smart & Final or the Smart & Final Board from (a) disclosing to Smart & Final's stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (b) making any disclosure to its stockholders (i) that is required by applicable law, or (ii) if the Smart & Final Board has determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the directors' exercise of their duties to Smart & Final's stockholders under applicable law.

        Employee Matters.    Subject to the terms of any collective bargaining agreement, for a period of one (1) year following the Effective Time, Parent will provide, or cause to be provided, to each person who is an employee of Smart & Final or any of its subsidiaries as of immediately prior to the Effective Time and who continue to be actively employed the Smart & Final or any of the subsidiaries or affiliates of Smart & Final during such one (1) year period (the "Continuing Employees") (i) base salary, base wages, annual cash bonus opportunities and commission opportunities each on a basis no less favorable than that in effect immediately prior to the execution of the Merger Agreement, and

(ii) other benefits that are substantially comparable in the aggregate to the benefits provided to the Continuing Employees immediately prior to the execution of the Merger Agreement (excluding remuneration covered in clause (i) of this sentence and equity compensation and long-term cash incentive opportunities). Nothing in the Merger Agreement shall preclude Smart & Final from, after the Effective Time, terminating the employment of any employee of Smart & Final or any of its subsidiaries for any lawful reason.

        From and after the Effective Time, Parent will, or will cause the surviving corporation to, honor in accordance with their terms, Smart & Final's severance plans or policies and certain 2019 bonus plans or programs, in each case as in effect immediately prior to the Effective Time and subject to the terms of such plans or policies.

        Indemnification and Insurance.    Section 145 of the DGCL permits a Delaware corporation to include in its charter documents and in agreements between a corporation and its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by current law.

        Smart & Final's second amended and restated certificate of incorporation includes provisions that limit the liability of its directors for monetary damages for breach of their fiduciary duties as directors, except for liability that cannot be eliminated under the DGCL. Accordingly, Smart & Final's directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities: (a) for any breach of the director's duty of loyalty to Smart & Final or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

        Smart & Final's second amended and restated bylaws also provide that Smart & Final will indemnify its directors and officers to the fullest extent permitted by the DGCL. In addition, Smart & Final has entered into separate indemnification agreements with certain of its directors, officers and other employees that require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees and to advance their expenses (actually and reasonably incurred) and amounts paid in settlement by the indemnitee with any indemnifiable claim. Additionally, an indemnitee may bring an action against Smart & Final to recover any unpaid amounts stemming from a claim for indemnification.

        The Merger Agreement provides that from and until six years after the Effective Time, the surviving corporation will, and Parent will cause the surviving corporation to, in each case to the fullest extent permitted under applicable law, indemnify and hold harmless, and advance expenses to, each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of Smart & Final or of a subsidiary of Smart & Final or served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or otherwise if such service was at the request of Smart & Final or a subsidiary of Smart & Final (each, an "Indemnitee" and, collectively, the "Indemnitees") against all losses, claims, damages, liabilities, fees, expenses, judgments or fines in connection with any pending or threatened legal proceeding (based on or arising out of, in whole or in part, the fact that such Indemnitee is or was (a) a director or officer of Smart & Final or such subsidiary or (b) serving at the request of Smart & Final or such subsidiary as an officer or director of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, in each case of clauses (a) and (b), at or prior to the Effective Time.

        Additionally, the Merger Agreement provides that from and until six years after the Effective Time, (i) the surviving corporation will, and Parent will cause the surviving corporation to, in each case to the fullest extent permitted under applicable law, assume the obligations of Smart & Final and any subsidiary of Smart & Final to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Effective Time as provided in Smart & Final's charter documents and the organizational documents of such subsidiaries in effect as of the date of the Merger Agreement and (ii) Parent will cause, the certificate of incorporation, bylaws and other charter and organizational documents of the surviving corporation and any subsidiary of Smart & Final to contain provisions that are no less favorable to the Indemnitees with respect to indemnification, advancement of expenses and exculpation of Indemnitees than are set forth as of the date of the Merger Agreement in the charter and organizational documents of Smart & Final and its subsidiaries as amended through the Effective Time.

        The Merger Agreement permits Smart & Final to obtain, and Smart & Final has specified that it currently intends to obtain, at or prior to the Merger Effective Time a six-year prepaid "tail" insurance policy covering certain acts or omissions of directors and officers for a six-year period immediately after the Effective Time. In the event Smart & Final does not obtain such "tail" insurance, then, for the six-year period commencing from the Effective Time until six years after the Effective Time, the surviving corporation will maintain in effect Smart & Final's directors' and officers' liability insurance existing as of the date of the Merger Agreement covering acts or omissions occurring at or prior to the Effective Time with respect to any Indemnitee on terms with respect to such coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of the Merger Agreement. Unless Smart & Final has purchased a "tail" insurance policy in accordance with the Merger Agreement, Parent may substitute them for policies issued by reputable and financially sound insurers, containing terms and conditions, including with respect to coverage, amounts, deductibles and exclusions that are, individually and in the aggregate, no less favorable to any Indemnitee. However, Parent may not substitute any "tail" policy purchased by Smart & Final in accordance with the Merger Agreement. Neither the "tail" policy nor the annual premiums for insurance policies paid by the surviving corporation or Parent will exceed an annual premium for such insurance in any one year in excess of 300% of the annual premium currently payable by Smart & Final and its subsidiaries for such current policy.

        The rights to advancement, exculpation and indemnification described above will survive the consummation of the Merger, and are intended to benefit, and will be enforceable by, each Indemnitee and his or her successors, assigns and heirs. Parent shall ensure that the successors and assigns of Parent or the surviving corporation, if any, as the case may be, will assume the advancement, exculpation and indemnification obligations described above.

        Efforts; Cooperation.    The Merger Agreement provides that, upon the other terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, each of the parties will, and will cause its subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable antitrust laws to consummate and make effective the transactions contemplated by the Merger Agreement as soon as reasonably practicable, and in any event prior to the End Date. Such actions shall include: (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from governmental bodies and the making of all necessary registrations and filings; (ii) the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any governmental body in connection with any antitrust law; (iii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

        Pursuant to the terms of the Merger Agreement, Smart & Final, Parent and the Offeror has agreed to: (a) promptly, but in no event later than seven (7) business days after the date of the Merger

Agreement, make, or have made, an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the transactions contemplated by the Merger Agreement; (b) as soon as reasonably practicable, after the date of the Merger Agreement, make, or have made, all other filings, notifications or other consents as may be required to be made or obtained under foreign antitrust laws in certain applicable jurisdictions; and (c) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents are required to be made with, or obtained from, any other governmental bodies in connection with the transactions contemplated by the Merger Agreement. See Section 15—"Certain Legal Matters; Regulatory Approvals" under subsection "U.S. Antitrust Compliance."

        Further, the Merger Agreement provides that each of Smart & Final, on the one hand, and Parent and the Offeror, on the other hand, will use reasonable best efforts to: (i) cooperate (and in the case of Smart & Final, cause its subsidiaries to, and in the case of Parent and the Offeror, procure that its controlling entities cooperate) in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a governmental body or brought by a third party before any governmental body, in each case, with respect to the transactions contemplated by the Merger Agreement; (iii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; (iv) promptly inform the other parties of any communication to or from the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding; (v) subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, promptly furnish the other party with copies of all correspondence from any governmental body in connection with any such request, inquiry, investigation, action or legal proceeding (subject to certain exceptions); (vi) consult in advance and cooperate with the other parties and consider in good faith the views of the other parties in connection with any communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding; and (vii) except as may be prohibited by any governmental body or by any applicable law, in connection with any such request, inquiry, investigation, action or legal proceeding in respect of the transactions contemplated by the Merger Agreement, each Party shall provide advance notice of and permit authorized representatives of the other party to be present at each meeting or teleconference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any governmental body in connection with such request, inquiry, investigation, action or legal proceeding.

        If the restrictions of any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions," or "business combination statute or regulation" or other similar state anti-takeover laws and regulations (each, a "Takeover Law") become applicable to any of the Transactions, each of Smart & Final, Parent and the Offeror will use reasonable best efforts and take such actions (or refrain from taking such actions) necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

        Without the prior written approval of Smart & Final, prior to the Closing, Parent and the Offeror, will not and will not encourage or direct any affiliates to, negotiate, effect or agree to any business combination (whether structured as a merger, business combination, tender offer, exchange offer or similar transaction) or the acquisition of any assets, licenses, rights, product lines, operations or businesses of any person that may compete with any of the products sold or in development by

Smart & Final or its subsidiaries, or which business combination or acquisition could reasonably be expected to prevent, impair or materially delay consummation of the Transactions.

        Financing.    The Financing (as defined in Section 12—"Sources and Amount of Funds"), or any alternative financing, is not a condition to the Merger. The Merger Agreement provides that the Offeror will use commercially reasonable efforts to take all actions and to do all things necessary to obtain the Financing on the terms and subject only to the conditions described in the Debt Commitment Letters and the Equity Commitment Letter (the "Financing Letters"), including using commercially reasonable efforts to (a) negotiate definitive agreements, (b) satisfy or cause the satisfaction of all conditions applicable to the Offeror and its affiliates in the Financing Letters and the definitive agreements for the Financing or, seek the waiver of conditions applicable to the Offeror and its affiliates contained in such Financing Letters or such definitive agreements for the Financing, (c) maintain in full force and effect the Financing Letters in accordance with the terms thereof, (d) satisfy on a timely basis all conditions to the Financing Letters that are in the Offeror's or its applicable indirect subsidiaries' control, (e) in the event that all conditions in the Financing Letters have been satisfied or waived, consummate the Financing as of the Offer Closing as required to occur pursuant to the terms of the Merger Agreement, (f) enforce its rights under the Financing Letters in the event of any breach thereof and (g) otherwise comply with Parent's, the Offeror's and any applicable indirect subsidiaries' covenants and other obligations under the Financing Letters.

        Parent, the Offeror and the guarantors under the Limited Guarantee shall not, without the prior written consent of Smart & Final, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Financing Letters or the definitive agreements relating to the Financing if such termination, amendment, supplement, modification or waiver would (a) reduce the aggregate amount of the Financing such that the aggregate amount of the Financing would be below the amount sufficient to pay the amounts required to be paid in connection with the Transactions, including related fees and expenses (the "Required Amount"), (b) impose new or additional conditions precedent to the Financing or otherwise expand or modify any of the conditions precedent to the Financing from those set forth in the Debt Commitment Letters, in each case in a manner that would reasonably be expected to delay or prevent the funding of the Financing (or satisfaction of the conditions to the Financing), (c) be reasonably expected to prevent, impede or delay the availability of the Financing, (d) agree to any early termination of any Financing Letter (unless previously or simultaneously replaced with alternative financing to the extent necessary to fund the Required Amount), or (e) adversely impact the ability of Parent, the Offeror or their applicable indirect subsidiaries, as applicable, to enforce its rights against other parties to the Financing Letters. Parent has agreed to promptly deliver to Smart & Final copies of any amendment, modification, supplement, replacement or waiver under any Debt Financing.

        Upon request by Smart & Final, the Offeror will keep Smart & Final reasonably informed on a timely basis (and in any event within two business days of the date Smart & Final delivers to the Offeror a request) and in reasonable detail of the status of its efforts to obtain the Debt Financing and provide to Smart & Final certain drafts and thereafter executed copies of the material definitive documents for the Debt Financing. The Offeror shall give Smart & Final prompt notice, if at any time prior to the Effective Time, (a) of the Offeror obtaining knowledge of any termination or expiration of any commitments under the Financing, (b) of the Offeror obtaining knowledge of any material breach or default by any party to any of the Financing Letters or definitive documents related to the Financing, (c) of the receipt by the Offeror of any written notice or other written communication from any Financing source with respect to any (i) breach, default, termination, cancellation or repudiation by any party to any of the Financing Letters or any definitive document related to the Financing of any provisions of the Financing Letters or any definitive document related to the Financing or (ii) material dispute or disagreement between Parent and any Financing source or among any parties to any of the Financing Letters or any definitive document related to the Financing, in each case regarding the

Financing, (d) if any Financing source refuses to provide or expresses in writing an intent to refuse to provide all or any portion of the Financing necessary to fund the Required Amount on the terms and in the manner contemplated by the Financing Letters and (e) if the Offeror no longer believes in good faith that it will be able to obtain the Financing necessary to fund the Required Amount on the terms contemplated by the Financing Letters. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market "flex" provisions) contemplated by the Debt Commitment Letters, the Offeror shall use commercially reasonable efforts to arrange and obtain, as promptly as practicable, in replacement thereof alternative financing from alternative sources in an amount, together with the amount of the Financing that remains available, sufficient to fund the Required Amount with terms and conditions (including market "flex" provisions) not less favorable to Parent (or its Affiliates) than the terms and conditions set forth in the Debt Commitment Letters. The Offeror shall deliver to Smart & Final true and complete copies of the alternative debt commitment letters (including redacted fee letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing.

        Prior to the Closing Date, Smart & Final shall use its commercially reasonable efforts to provide, and to cause its subsidiaries to use commercially reasonable efforts to provide, to Parent and its applicable indirect subsidiaries all cooperation reasonably requested by Parent and its applicable indirect subsidiaries in connection with the arrangement of the Debt Financing, including using its commercially reasonable efforts to: (a) provide, within the required time periods, Parent, its applicable subsidiaries and the Debt Financing sources with the unaudited consolidated balance sheet and related unaudited statements of income and cash flow of Smart & Final as of the end of each applicable quarter, as well as the audited consolidated balance sheet of Smart & Final as of the end of such fiscal year and the related audited statements of income and cash flows ("Required Financial Information"); (b) assist with the preparation of a confidential information memorandum and other customary marketing materials to be used in connection with the syndication of the Debt Financing; (c) inform Parent if Smart & Final or its subsidiaries will have actual knowledge of any facts that would be reasonably likely to require the restatement of any financial statements comprising a portion of or that includes the Required Financial Information to comply with GAAP; (d) assist in preparation for and participate in a reasonable number of investor and lender meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing and assist Parent in obtaining ratings in connection with the Debt Financing; (e) assist Parent with the preparation of materials for rating agency presentations, bank information memoranda and similar marketing documents required in connection with the Debt Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda; (f) cause its independent auditors to provide, consistent with customary practice, reasonable assistance to Parent and its applicable subsidiaries in connection with their preparation of pro forma financial statements and information; (g) cooperate reasonably with the Debt Financing sources' due diligence, to the extent customary and reasonable; (h) assist Parent in connection with the preparation of pro forma financial information and pro forma financial statements and other financial data of Smart & Final and its subsidiaries to the extent required by SEC rules and regulations or necessary or reasonably required by Parent's Financing sources to be included in any customary marketing materials; provided, that neither Smart & Final nor any of its subsidiaries or representatives will be required to actually prepare any pro forma financial information or provide any information or assistance relating to (i) the proposed debt and equity capitalization that is required for such pro forma financial information or assumed interest rates, and fees and expenses relating to such debt and equity capitalization or (ii) any post-Merger closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; (i) execute and deliver as of (but not prior to) the closing of the Merger any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent, (provided, that (i) none of the documents or certificates shall be executed and/or delivered except in connection with the closing of the Merger, (ii) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the closing of the Merger and (iii) no liability shall be imposed on Smart & Final or any of its subsidiaries or any of their respective officers or employees involved prior to the Closing Date) and otherwise reasonably facilitate the pledging of collateral; (j) provide reasonable assistance in connection with (A) providing information to the debt finance sources relating to current assets, cash management and accounting systems, policies and procedures for the purposes of establishing collateral arrangements as of closing, (B) collateral audits, appraisals, and due diligence examinations and (C) establishing (but not prior to closing of the Merger) bank accounts and other accounts and blocked account agreements and lock box arrangements to the extent necessary in connection with the Debt Financing; (k) provide all documentation and other information about Smart & Final and its subsidiaries as is reasonably required under applicable "know your customer" and anti-money laundering rules and regulations including the USA PATRIOT Act, in each case to the extent requested in writing reasonably in advance of the closing of the Merger; and (l) arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at the closing of the Merger providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Debt Commitment Letters to be paid off, discharged and terminated on the Closing Date.

        The Offeror (a) will promptly, upon request by Smart & Final, reimburse Smart & Final for all reasonable and documented out-of-pocket costs and expenses (including (i) reasonable attorneys' fees and (ii) fees and expenses of Smart & Final's accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures and reviewing any offering documents, participating in any meetings) incurred by Smart & Final or any of its subsidiaries or their respective representatives in connection with the Financing, including the cooperation of Smart & Final and its subsidiaries and representatives contemplated by the Merger Agreement and (b) shall indemnify and hold harmless Smart & Final, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including the performance of certain obligations specified in the Merger Agreement) and any information used in connection therewith, in each case other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of the Merger Agreement of Smart & Final or any of its subsidiaries or, in each case, their respective affiliates and representatives.

        Smart & Final shall, and shall cause its subsidiaries to, use commercially reasonable efforts to periodically update any Required Financial Information provided to Parent as may be necessary in accordance with the requirements set forth in the Merger Agreement. If, in connection with a marketing effort contemplated by the Debt Commitment Letters, Parent reasonably requests Smart & Final to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to Smart & Final and its subsidiaries, which Parent or its applicable subsidiaries reasonably determines to include in a customary offering document for the Debt Financing, then Smart & Final shall file a Current Report on Form 8-K containing such material non-public information.

        Notwithstanding anything to the contrary in the Merger Agreement, Parent may enter discussions regarding, and may enter into arrangements and agreements relating to the Equity Financing to add other equity providers, so long as in respect of any such arrangements and agreements, the following conditions are met: (a) the aggregate amount of the Equity Financing is not reduced; (b) the arrangements and agreements, in the aggregate, would not be reasonably likely to delay, impede or prevent the closing of the Merger; and (c) the arrangements and agreements would not diminish or release the pre-closing obligations of the parties to the Equity Commitment Letter as of the date of the Merger Agreement, adversely affect the rights of Parent or the Offeror to enforce its rights against the other parties to the Equity Commitment Letter, or otherwise constitute a waiver or reduction of Parent's or the Offeror's rights under the Equity Commitment Letter.

        Stockholder Litigation.    Smart & Final has agreed to give Parent and its counsel the right to review and comment on all material filings or responses to be made by Smart & Final in connection with any such litigation brought by stockholders of Smart & Final against Smart & Final or its officers or directors relating to the transactions contemplated by the Merger Agreement. Smart & Final has also agreed to give reasonable and good faith consideration to any such comments made by Parent and its counsel. Smart & Final has further agreed to give Parent and its counsel the right to consult on the settlement, release, waiver or compromise of any such litigation. No such settlement, release, waiver or compromise relating to the Transactions will be agreed to without Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except for settlements, releases, waivers or compromises that (a) relate to litigation to which none of Parent, the Offeror, the guarantors under the Limited Guarantee or their respective affiliates are a party and (b) provide solely for (i) money damages and the payment of attorneys' fees in an aggregate amount (together with all other settlements entered into pursuant to the terms of the Merger Agreement) not in excess of amounts equal to the dollar amount of the coverage limits for such settlement, release, waiver or compromise under the insurance of Smart & Final or its subsidiaries and (ii) additional disclosure, if any, in the Schedule 14D-9 that does not disparage Parent, the Offeror, the guarantors under the Limited Guaranty, Smart & Final and its subsidiaries, the surviving corporation, any of their respective affiliates or any of their respective businesses.

        Notification of Certain Matters.    Prior to the Effective Time, each party will promptly notify the other of: (a) any notice or other communication received by such party from any governmental authority in connection with the Merger Agreement or the Transactions or from any person alleging that the consent of such person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Smart & Final, the surviving corporation or Parent, (b) any actions commenced or, to such party's knowledge, threatened against such party which relates to the Merger Agreement or the transactions contemplated by the Merger Agreement and (c) any fact, event or circumstance that (i) has had or would reasonably be expected to result in any material adverse effect of Parent or Smart & Final, as applicable, or (ii) is reasonably likely to result in the failure of any of the Offer Conditions or any conditions of the Merger Agreement to be satisfied and (d) any notice or other communication (whether written or oral) received by Smart & Final from the Pension Benefit Guaranty Corporation within two business days of receipt by Smart & Final of any such notice or communication. No such notification (or failure to provide such notification) will affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, Parent, the Offeror or Smart & Final.

        Conditions to Consummation of the Merger.    Pursuant to the Merger Agreement, the respective obligations of Smart & Final, Parent and the Offeror to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time, unless waived (other than the first condition set forth below, which may not be waived) in writing by each of Smart & Final, Parent and the Offeror:

  •
  no law or order, judgment, injunction, ruling, writ or decree of any governmental authority shall be in effect that enjoins or otherwise prohibits the consummation of the Merger; and

  •
  the Offeror having irrevocably accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer.

        Termination.    The Merger Agreement provides that it may be terminated, and the Transactions may be abandoned at any time prior to the Offer Acceptance Time as follows:

  (a)
  by mutual written consent of Smart & Final and Parent;

  (b)
  by either Smart & Final or Parent if the Offer Acceptance Time shall not have occurred by one minute after 11:59 p.m. New York City Time on the End Date; provided that the right to terminate the Merger Agreement pursuant to this paragraph will not be available to any party whose material breach of any representation, covenant or obligation in the Merger Agreement has caused or resulted in the Offer Acceptance Time not having occurred by such time; or

  (i)
  if a court of competent jurisdiction or other Governmental Body shall have issued a decree, ruling, injunction or order or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, decree, ruling, injunction or other action shall be final and non-appealable; provided that the party seeking to terminate the Merger Agreement pursuant to this paragraph has used its reasonable best efforts to consummate the Offer and the Merger and such final and non-appealable order, decree, ruling, injunction or other action is not attributable to the material breach by such party of any representation, covenant or obligation of such party set forth in the Merger Agreement.

  (c)
  By Parent:

  (i)
  if (1) the Smart & Final Board shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected a Company Adverse Change Recommendation; (2) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, other than the Offer, the Smart & Final Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, or reject such tender offer or exchange offer within ten business days of the commencement of such tender offer or exchange offer; or (3) Smart & Final, the Smart & Final Board or any committee thereof shall authorize or publicly propose to take any of the actions listed in clauses (1)-(2) above; or

  (ii)
  if Smart & Final's breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement shall have occurred such that the Representations Conditions or the Covenants Condition would not be satisfied and such breach or failure cannot be cured by Smart & Final by the End Date, or if capable of being cured in such time frame, shall not have been cured within the earlier of the End Date and 30 days of the date Parent gives Smart & Final notice of such breach or failure to perform, but only if neither Parent nor the Offeror is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement, which breach has not been cured

  (d)
  By Smart & Final:

  (i)
  at any time prior to the Offer Acceptance Time, in order to accept a Superior Offer and enter into an agreement in accordance pursuant to a Company Board Recommendation, provided that such termination shall not be effective unless Smart & Final shall pay the Company Termination Fee (as defined below) due to Parent concurrently with such termination;

  (ii)
  if a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Parent or the Offeror shall have occurred, in each case, if such breach or failure has prevented Parent or the Offeror from consummating the Transactions and such breach or failure cannot be cured by Parent or the Offeror, as applicable, by the End Date, or if capable of being cured in such time frame, shall not have been cured within the earlier of the End Date and 30 days of the date Smart & Final gives Parent notice of such breach or failure to perform, but only if Smart & Final is not then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement, which breach has not been cured;

  (iii)
  if the Offeror shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within one business day after the time period specified in the Merger Agreement, but only if Smart & Final is not then in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements contained in the Merger Agreement which breach or failure to perform is a significant contributing cause of the Offeror's failure to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within one business day after the time period specified in the Merger Agreement; or

  (iv)
  following the Expiration Date (disregarding any extension of the Expiration Date by the Offeror due to the Debt Financing not being available), if (1) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Offer Acceptance Time, but which conditions would be capable of being satisfied if the Expiration Date were the date of Smart & Final's delivery of the Company's Notice (as defined below)), (2) the Offeror shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer within two business days following the Expiration Date (disregarding any extension of the Expiration Date by the Offeror due to the Debt Financing not being available), (3) Smart & Final has delivered written notice (the "Company's Notice") to Parent of Smart & Final's intention to terminate the Merger Agreement if the Offeror fails to consummate (as defined in Section 251(h) of the DGCL) the Offer by one minute after 11:59 p.m. New York City Time on the fourth (4th) business day following the date of Smart & Final's delivery of the Company's Notice (or such shorter period of time as remains prior to one minute after 11:59 p.m. New York City Time on the End Date, the shorter of such periods, the "Failure Notice Period"), (4) the Offeror fails to consummate (as defined in Section 251(h) of the DGCL) the Offer prior to the expiration of the Failure Notice Period and (5) upon written request by the Offeror (and on no more than two occasions) during the Failure Notice Period, Smart & Final has confirmed or reaffirmed that it stood ready, willing and able to consummate the Merger and the other Transactions.

        Effect of Termination.    If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void without liability of any party, except that, among others, the provisions regarding payment of the termination fees described below, the expense reimbursement and indemnification contained in the financing cooperation provisions in the Merger Agreement, the provisions of the Non-Disclosure Agreement (as defined below) and Limited Guarantee will remain in full force and effect and survive any termination of the Merger Agreement. In addition, termination will not relieve any party to the Merger Agreement from liability in connection with any Fraud or Willful Breach with respect to any of such party's representations, warranties, covenants or other agreements set forth in the Merger Agreement. "Fraud" is defined as intentional and knowing common law fraud with the intent to deceive regarding a misrepresentation in the Merger Agreement or the Support Agreement. "Willful breach" is defined as a material breach, or a material failure to perform any of the covenants or other agreements contained in the Merger Agreement, the Limited Guarantee or the Support Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party's act or failure to act would result in or constitute a material breach of or failure of performance under the Merger Agreement, the Limited Guarantee or the Support Agreement.

Fees and Expenses Following Termination.

        The Merger Agreement provides that Smart & Final has agreed to pay to Parent a termination fee of $15 million (the "Company Termination Fee"), subject to certain exceptions and by wire transfer of immediately available funds, in the event that the Merger Agreement is terminated:

          (a)   by Smart & Final pursuant to paragraph (d)(i) described under "Termination" above;

          (b)   by Parent pursuant to paragraph (c)(i) described under "Termination" above; or

          (c)   by Smart & Final or Parent pursuant to paragraph (b) described under "Termination" above or by Parent pursuant to paragraph (c)(ii) described under "Termination" above, provided that (1) Smart & Final shall not have been entitled to terminate the Merger Agreement pursuant paragraph (d)(iv) described under "Termination" above, (2) a bona fide Acquisition Proposal shall have been publicly made, proposed or communicated (or shall have otherwise become publicly known) after the date of the Merger Agreement and not withdrawn prior to the time of termination and (3) within 12 months of the date the Merger Agreement is terminated, Smart & Final enters into a definitive agreement with respect to an Acquisition Proposal or consummated such an Acquisition Proposal; provided that, for purposes of clauses (2) and (3), the references to "20%" in the definition of Acquisition Proposal shall be deemed to be references to "50%."

        In the event Smart & Final terminates the Merger Agreement pursuant to paragraphs (d)(ii) through (d)(iv) described under "Termination" above, or Parent terminates the Merger Agreement pursuant to paragraph (b) described under "Termination" above, and at such time Smart & Final could have terminated the Merger Agreement pursuant to paragraphs (d)(ii) through (d)(iv) described under "Termination" above, then Parent shall pay to Smart & Final a termination fee of $30 million (the "Parent Termination Fee") by wire transfer of immediately available fund simultaneous with termination.

        If Smart & Final or Parent fails to promptly pay the Company Termination Fee or the Parent Termination Fee, as applicable, due in connection with any valid termination of the Merger Agreement as required pursuant to the Merger Agreement, and, in order to obtain such payment, Parent or the Offeror, on the one hand, or Smart & Final, on the other hand, commences a suit that results in a final and non-appealable judgment against the other party for the amount so due, then the prevailing party will be entitled to receive from the other party its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys' fees), together with interest on such amount at the prime lending rate prevailing during such period as published in The Wall Street Journal, Eastern Edition, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment, up to a maximum aggregate amount of $2,500,000 (the "Enforcement Expenses").

        Amendment.    Prior to the Offer Acceptance Time, the Merger Agreement may be amended with the approval of the respective boards of directors (or equivalent body) of the parties thereto at any time. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement. However, certain provisions of the Merger Agreement may not be amended, modified, supplemented or terminated in any manner adverse to the financing sources identified in the Debt Commitment Letters in any material respect without the prior written consent of such financing sources.

        Waiver.    The Merger Agreement provides that, at any time prior to the Offer Acceptance Time, Parent and Smart & Final may (a) waive any inaccuracies in the representations and warranties of the other party contained therein or in any document delivered pursuant thereto, (b) extend the time for the performance of any of the obligations to the Merger Agreement or (c) waive compliance by the other party with any of the agreements or covenants contained in the Merger Agreement applicable to such party or, except as otherwise provided in the Merger Agreement, waive any of such party's conditions. No failure or delay by Smart & Final, Parent or the Offeror in exercising any right thereunder will operate as a waiver thereof. Any agreement by the parties to an extension or waiver shall be valid only if set forth in writing and signed by the party or parties to be bound by such extension or waiver.

        Liability Limitation.    Under the Merger Agreement, in no event will the Company Related Parties (as defined in the Merger Agreement) be entitled to monetary recovery, awards or fees in excess of $32.5 million and in no event will the Parent Related Parties (as defined in the Merger Agreement) be entitled to monetary recovery, awards or fees in excess of $17.5 million.

        Governing Law.    The Merger Agreement is governed by Delaware law. However, claims or causes of actions against Debt Financing sources in connection with the Merger Agreement will be governed by New York law.

        Specific Performance.    Under the Merger Agreement, the parties are entitled to seek an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. Notwithstanding the foregoing, the parties agreed that the right of Smart & Final to seek an injunction, specific performance or other equitable remedies in connection with enforcing the Offeror's obligation to cause the Equity Financing to be funded and to fund the Offer Price or the Merger Consideration or cause the Offer Acceptance Time to occur and to effect the closing of the Merger (but not the right of Smart & Final to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (A) all Offer Conditions shall have been satisfied or waived, (B) the Debt Financing has been funded in accordance with the terms of the Debt Commitment Letters or the Debt Financing sources have irrevocably confirmed in writing to the parties that the Debt Financing will be funded in accordance with the terms thereof at the Offer Closing and at the Closing if the Equity Financing is funded at the Offer Closing and at the closing of the Merger; provided, that Parent shall not be required to draw down the Equity Financing or consummate the Offer or the Merger, as applicable, if the Debt Financing is not in fact funded at the Offer Closing or the closing of the Merger, as applicable, (C) Smart & Final has irrevocably confirmed in writing to Parent that if specific performance is granted and the Financing is funded, then it would take such actions required of it by the Merger Agreement to cause the Offer Closing and the closing of the Merger to occur and (D) the Offeror shall have failed to consummate the applicable transactions contemplated by the Merger Agreement within two (2) business days after its receipt of such irrevocable confirmation.

        Pursuant to the Merger Agreement, Parent and Smart & Final each agrees on behalf of itself and its affiliates (a) that any legal proceeding against any Debt Financing sources arising out of or relating to the Merger Agreement or the Debt Commitment Letters or the performance thereunder shall be subject to the exclusive jurisdiction of New York courts and governed by and construed in accordance with New York law, (b) not to bring or permit any of their controlled Affiliates to bring or support anyone else in bringing any such legal proceeding in any other court, (c) waive any and all right to trial by jury in any such legal proceeding, (d) that the Debt Financing sources are express third-party beneficiaries pursuant to the terms of the Merger Agreement.

        Pursuant to the Merger Agreement, Smart & Final covenants and agrees that (a) it shall not institute, and shall cause its representatives and controlled affiliates not to institute any legal proceeding arising under or in connection with, the Merger Agreement, the Debt Commitment Letters or the transactions contemplated by the Merger Agreement against any of (i) the Debt Financing sources, (ii) any representative thereof, (iii) each of their respective partners, members, stockholders and optionholders, (iv) the affiliates of each of the foregoing, and (v) the respective former, current and future directors, officers and managers of any of the foregoing (collectively, the "Debt Related Parties"), and (b) the Debt Financing sources and any Debt Related Party shall not have any liability or obligations to Smart & Final or its affiliates arising out of or relating to the Merger Agreement, the Debt Commitment Letters or the transactions contemplated by the Merger Agreement.

        Pursuant to the Merger Agreement, none of Parent, Smart & Final or their respective affiliates shall be entitled to bring or maintain any legal proceeding against any other person arising out of or in connection with the Merger Agreement, any of the transactions contemplated by the Merger Agreement or any matters forming the basis for such termination, except (1) legal proceedings to enforce the other party's obligation to pay a termination fee if payable pursuant to the Merger Agreement, (2) each party's right to pursue specific performance, subject to certain limitations provided in the Merger Agreement, prior to the termination of the Merger Agreement, and (3) if the termination fee has not been paid, is not then payable or such party elects, in its sole discretion, not to receive payment of the termination fee, any legal proceeding against (A) the other party for fraud or willful breach of the Merger Agreement, or (B) each of the Ares Stockholders or Guarantors, as applicable, to the extent expressly provided for in the Tender and Support Agreement or the Limited Guarantee, respectively.

        The Limited Guarantee.    Simultaneously with the execution of the Merger Agreement, the Equity Investors provided Smart & Final with a limited guarantee (the "Limited Guarantee") pursuant to which each Equity Investor, severally and not jointly, guarantees the payment and performance of Parent's obligations to Smart & Final with respect to the payment of the Parent Termination Fee, the Enforcement Expenses, certain reimbursement and indemnification obligations related to financing cooperation and damages resulting from fraud or willful breach of the Merger Agreement to the extent such damages survive termination of the Merger Agreement, in each case, subject to a maximum aggregate obligation of $32.5 million and the other terms and conditions of the Limited Guarantee.

        The foregoing summary and description of the Limited Guarantee does not purport to be complete and is qualified in its entirety by reference to the full text of the Limited Guarantee, which is filed as Exhibit (d)(3) of the Schedule TO and which is incorporated herein by reference.

        The Non-Disclosure Agreement.    Smart & Final and Management IX entered into a confidentiality and non-disclosure agreement dated as of November 8, 2018 (the "Non-Disclosure Agreement"). As a condition to being furnished Evaluation Material (as defined in the Non-Disclosure Agreement), Management IX agreed that such Evaluation Material will be kept confidential by it and its representatives and will be used solely for the purpose of evaluating a possible transaction involving Smart & Final. The Non-Disclosure Agreement contains customary standstill provisions with a term of one year that would automatically terminate before the expiration of such term in certain situations, including the entry by Smart & Final into a definitive acquisition agreement with a third party pursuant to which such third party agrees to acquire at least a majority of the outstanding voting securities of Smart & Final. The Non-Disclosure Agreement expires on May 8, 2020.

        The foregoing summary and description of the Non-Disclosure Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Non-Disclosure Agreement, which is filed as Exhibit (d)(2) of the Schedule TO and which is incorporated herein by reference.

        The Exclusivity Agreements.    Smart & Final and Management IX entered into an exclusivity agreement dated as of March 19, 2019 (the "First Exclusivity Agreement"), pursuant to which Smart & Final agreed not to, for a period of 15 days from the date thereof, (a) initiate contact with, solicit, encourage, discuss or disclose, directly or indirectly, any information concerning Smart & Final or its subsidiaries, (b) afford any access to the personnel, offices, facilities, properties, books and records of Smart & Final or any of its subsidiaries, (c) enter into any discussion, negotiation, understanding, agreement or arrangement with any person or entity (other than Management IX or its representatives), or (d) issue or transfer any capital stock of Smart & Final (excluding compensatory equity issued in the ordinary course of business), in each case in connection with the acquisition of, or any proposal or offer for the acquisition of, Smart & Final or any of its subsidiaries or any or all of the capital stock or other equity interests or a material portion of the assets of Smart & Final or any of its subsidiaries (excluding sales of inventory in the ordinary course of business) (each, a "Prohibited Activity"). The First Exclusivity Agreement was later amended so that it expired before the open of business on March 25, 2019.

        Smart & Final and Management IX entered into a second exclusivity agreement dated as of April 12, 2019 (the "Second Exclusivity Agreement" and together with the First Exclusivity Agreement, the "Exclusivity Agreements"), pursuant to which Smart & Final agreed not to, until noon Pacific time on April 15, 2019, engage in any Prohibited Activities. The Second Exclusivity Agreement terminated at noon Pacific Time on April 15, 2019 and was not extended.

        The foregoing summary and description of the Exclusivity Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Exclusivity Agreements, which are filed as Exhibits (d)(3) and (d)(4) to the Schedule TO and which are incorporated herein by reference.

        The Support Agreement.    The following summary description of the Support Agreement is qualified in its entirety by reference to the Support Agreement itself, a form of which has filed as Exhibit (d)(7) to the Schedule TO, which you may examine and copy as set forth in Section 9—"Certain Information Concerning the Offeror, Parent and Management IX" above.

        On April 16, 2019, concurrently with the execution of the Merger Agreement, two stockholders of Smart & Final (as to Section 10(k) only), Ares Corporate Opportunities Fund III, L.P. and Ares Corporate Opportunities Fund IV, L.P. (together, the "Ares Stockholders"), entered into the Support Agreement with Parent, the Offeror, and for the limited purposes set forth therein, Smart & Final, pursuant to which each Ares Stockholder agreed, among other things, to tender all Shares held by such Ares Stockholder into the Offer (collectively 44,218,762 Shares representing in the aggregate approximately 58% of the total issued and outstanding Shares as of May 10, 2019) and, at any meeting of the stockholders of Smart & Final, however called, with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval proposed to be taken by written consent of the stockholders of Smart & Final with respect to any of the following, each Ares Stockholder agreed to appear at such meeting (in person or by proxy) or otherwise cause the Shares (to the extent that any of the Shares are not purchased in the Offer) to be counted as present for purposes of calculating a quorum and shall vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares that such Ares Stockholder will be entitled to so vote (to the extent that any of the Shares are not purchased in the Offer), in each case to the fullest extent that such Ares Stockholder's Shares are entitled to vote: (a) in favor of (i) the adoption and approval of the Merger Agreement and all other transactions contemplated by the Merger Agreement (if applicable) and (ii) any proposal to adjourn or postpone the meeting of the stockholders of Smart & Final to a later date if there are not sufficient votes for the adoption and approval of the Merger Agreement and the transactions contemplated thereby (if applicable), (b) against (i) any action, proposal, or agreement that would (or would reasonably be expected to) prevent, impede, interfere with, delay postpone or adversely affect the Offer the Merger Agreement or the other transactions contemplated by the Merger Agreement, in each case in any material respect, (ii) any change in the present capitalization of Smart & Final or any amendment of the certificate of incorporation of Smart & Final or (iii) any Acquisition Proposal and (c) in favor of any other matter expressly contemplated by the Merger Agreement and necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of the stockholders of Smart & Final. Under the terms of the Support Agreement, each Ares Stockholder (i) waived and agreed not to exercise any appraisal rights (including pursuant to Section 262 of the DGCL) in respect of such Ares Stockholder's Shares that may arise with respect to the Offer and the Merger, (ii) agreed not to commence or join in, and agreed to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Offeror, Smart & Final or any of their respective successors (x) challenging the validity of, or seeking to enjoin the operation of, any provision of the Support Agreement (other than in connection with any breach of the Support Agreement by Parent or the Offeror) or (y) alleging breach of any fiduciary duty in connection with the negotiation and entry into the Merger Agreement and (iii) agreed to notify Parent of any development occurring after the date of the Support Agreement that, to such Ares Stockholder's knowledge, causes any breach of any of the representations and warranties of such Ares Stockholder set forth in the Support Agreement. In addition, the Ares Stockholders agreed to comply with certain restrictions on the disposition of such Shares, in each case subject to the terms and conditions contained therein and to not solicit or initiate discussions with third parties regarding other acquisition proposals regarding Smart & Final.

        The Support Agreement will terminate automatically, and have no further force and effect, as of the earliest to occur of (a) the Effective Time; (b) the valid termination of the Merger Agreement; (c) the date of any modification or amendment to, or the waiver of any provision of, the Merger Agreement, as in effect on the date of the Support Agreement, that reduces the amount, changes the form of consideration payable, or otherwise adversely affects all of the stockholders of Smart & Final in any material respect; (d) the making of a Company Adverse Change Recommendation; or (e) the effectiveness of a written agreement executed by the parties to the Merger Agreement to terminate the Merger Agreement.

12.   Sources and Amount of Funds

        The Offeror estimates that it will need approximately $1.15 billion to purchase Shares in the Offer, to provide funding for the consideration to be paid in the Merger, to refinance certain existing indebtedness of Smart & Final at the closing of the Merger and to pay certain fees and expenses related to the Transactions. Parent has received commitments from certain lenders to provide the Offeror with senior secured credit facilities in an aggregate principal amount of $1.035 billion, comprised of the Smart Foodservice Credit Facilities (as defined below) and the Smart & Final Credit Facilities (as defined below) (collectively, the "Credit Facilities"). Subject to certain conditions, the Credit Facilities (in the case of the Smart & Final ABL Facility and the Smart Foodservice Revolving Facility (each as defined below), subject to capped amounts) will be made available to the Offeror to finance the Offer and the Merger and related transactions, refinance certain of Smart & Final's existing indebtedness, pay related fees and expenses and to provide for funding of the surviving corporation. In addition, Parent has obtained a $438 million Equity Commitment Letter from the Equity Investors. Parent will contribute or otherwise advance to the Offeror the proceeds of the equity commitments, which, together with proceeds of the Credit Facilities, and Smart & Final's available cash following the Merger, will be sufficient to pay the Offer Price for all Shares tendered in the Offer, the Merger Consideration and all related fees and expenses. The equity and debt financing commitments are subject to certain conditions specified below.

        We do not believe our financial condition is relevant to your decision whether to tender Shares and accept the Offer because: (i) we were organized solely in connection with the Offer and the Merger and, prior to the Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger; (ii) the consideration offered in the Offer consists solely of cash; (iii) the Offer is being made for all outstanding Shares of Smart & Final; (iv) we have received equity financing and debt financing commitments in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer; (v) there is no financing condition to the completion of the Offer; and (vi) if we consummate the Offer, we will acquire all remaining Shares in the Merger for cash at the same price per share as the Offer Price.

Debt Financing.

        Subsidiaries of Parent have received (i) the commitment letter, dated April 16, 2019 (the "Smart Foodservice Debt Commitment Letter") from prospective arrangers and lenders (the "Smart Foodservice Lender Parties") to provide, subject to the satisfaction (or waiver by the Smart Foodservice Lender Parties) in all material respects of the conditions set forth therein, to Sage Borrowco, LLC ("Smart Foodservice Borrower"), a senior secured term loan facility in an aggregate principal amount of $380 million (the "Smart Foodservice Term Facility") (the proceeds of which are expected to be used to consummate the Offer and the Merger and related transactions) and a senior secured revolving credit facility with an aggregate commitment of $50 million (the "Smart Foodservice Revolving Facility" and, together with the Smart Foodservice Term Facility, the "Smart Foodservice Credit Facilities") (the proceeds of which may be used by Smart Foodservice for general corporate purposes, including a capped amount that may be used to consummate the Offer and the Merger and related transactions), (ii) the debt commitment letter, dated April 16, 2019 (the "Smart & Final Term Debt Commitment Letter") from prospective arrangers and lenders the ("Smart & Final Term Lender Parties") to provide, subject to the satisfaction (or waiver by the Smart & Final Term Lender Parties) in all material respects of the conditions set forth therein, to Saffron Borrowco, LLC (the "Smart & Final Borrower"), a senior secured term loan facility in an aggregate principal amount of $430 million (the "Smart & Final Term Facility") (the proceeds of which are expected to be used to consummate the Offer and the Merger and related transactions) and (iii) the debt commitment letter, dated April 16, 2019 (the "Smart & Final ABL Debt Commitment Letter," and, together with the Smart & Final Term Debt Commitment Letter, the "Smart & Final Debt Commitment Letters," and the Smart & Final Debt Commitment Letters, together with the Smart Foodservice Debt Commitment Letter, the "Debt Commitment Letters") from prospective arrangers and lenders the ("Smart & Final ABL Lender Parties" and, together with the Smart & Final Term Lender Parties, the "Smart & Final Lender Parties" and the Smart & Final Lender Parties, together with the Smart Foodservice Lender Parties, the "Lender Parties") to provide, subject to the satisfaction (or waiver by the Smart & Final ABL Lender Parties) in all material respects of the conditions set forth therein, to the Smart & Final Borrower, an asset-based revolving credit facility with an aggregate commitment of $175 million (the "Smart & Final ABL Facility" and, together with the Smart & Final Term Facility, the "Smart & Final Credit Facilities" and the Smart & Final Credit Facilities, together with the Smart Foodservice Credit Facilities, the "Debt Financing") (the proceeds of which may be used by Smart Foodservice for general corporate purposes, including a capped amount that may be used to consummate the Offer and the Merger and related transactions), in each case, for the purpose of financing the Offer and the Merger, refinancing certain of Smart & Final's existing indebtedness, paying fees and expenses incurred in connection with the Offer and the Merger and the transactions contemplated thereby and for providing ongoing working capital and for other general corporate purposes of Smart Foodservice Borrower and its subsidiaries or the Smart & Final Borrower and its subsidiaries, as applicable.

        In the event that (a) the Closing Date does not occur on or before the End Date, as such date may be extended in accordance with the terms of the Merger Agreement (but in no event later than November 8, 2019), (b) the Merger Agreement is terminated in accordance with its terms without the consummation of the Merger having occurred or (c) the Merger is consummated without the use of the applicable Debt Financing, then the applicable Debt Commitment Letters and the commitment of the applicable Lender Parties with respect to the applicable Debt Financing will automatically terminate, unless the applicable Lender Parties, in their discretion, agree to an extension. The documentation governing the Debt Financing has not been finalized and, accordingly, the actual terms of the Debt

Financing may differ from those described in this document. Each of Parent, the Smart Foodservice Holdings (as defined below) and the Smart & Final Holdings (as defined below) has agreed to use its commercially reasonable efforts to consummate the Debt Financing on the terms and conditions described in each Debt Commitment Letter. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Smart Foodservice Debt Commitment Letter or either Smart & Final Debt Commitment Letter, Parent, the Smart Foodservice Holdings and the Smart & Final Holdings, as applicable, will use their commercially reasonable efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to fund the Required Amount with terms and conditions (including any applicable market "flex" provisions) not less favorable to Parent (or its affiliates) than the terms and conditions set forth in the Smart Foodservice Debt Commitment Letter, the Smart & Final Term Debt Commitment Letter or the Smart & Final ABL Debt Commitment Letter, as applicable.

        Although the Debt Financing described in this document is not subject to a due diligence or "market out" condition, such financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the Debt Financing described herein is not available. There is no financing condition to the Offer.

        Conditions Precedent to the Debt Commitments.    The availability of the Debt Financing is subject to, among other things:

  •
  consummation of the Offer in accordance with the Merger Agreement (without giving effect to any amendment, modification, waiver, consent or other modification by Parent that is materially adverse to the interests of the lenders (in their capacities as such) under such facilities, other than with the approval of the lead arrangers thereof);

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  since the date of the Merger Agreement, the absence of a Material Adverse Effect;

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  delivery of certain historical financial information about Smart & Final and its subsidiaries;

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  delivery of certain pro forma financial information about the Smart Foodservice Borrower and its subsidiaries or the Smart & Final Borrower and its subsidiaries, as applicable;

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  use of commercially reasonable efforts by the Smart Foodservice Borrower or the Smart & Final Borrower, as applicable, to deliver, not later than 15 consecutive days (subject to certain blackout periods) prior to the closing, a customary confidential information memorandum and other customary marketing materials to be used in connection with the marketing of the Debt Financing;

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  on the Closing Date, after giving effect to the Transactions and the Debt Financing, the repayment in full of Smart & Final's Revolving Credit Agreement and First Lien Term Loan Credit Agreement, each dated November 15, 2012;

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  payment of fees and expenses required by the Debt Commitment Letters; and

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  execution and delivery of definitive documentation.

        Debt Financing.    The Debt Financing will be comprised of (a) the Smart Foodservice Credit Facilities and (b) the Smart & Final Credit Facilities.

        The Smart Foodservice Credit Facilities are expected to be comprised of (a) the Smart Foodservice Term Facility with a term of seven years and (b) the Smart Foodservice Revolving Facility with a term of five years. Deutsche Bank Securities Inc. ("DBSI"), BMO Capital Markets Corp ("BMOCM"), RBC Capital Markets ("RBCCM"), Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPFS"), Barclays Bank PLC ("Barclays"), Credit Suisse Loan Funding LLC ("CSLF") and UBS Securities LLC ("UBSS") and will act as joint bookrunners and joint lead arrangers for the Smart Foodservice Credit Facilities.

        The Smart & Final Credit Facilities are expected to be comprised of (a) the Smart & Final Term Facility with a term of seven years and (b) the Smart & Final ABL Facility with a term of five years. DBSI, BMOCM, RBCCM, MLFPS, Barclays, CSLF and UBSS will act as joint bookrunners and joint lead arrangers for the Smart & Final Term Facility. Bank of America, N.A. ("BofA"), DBSI, BMOCM, RBCCM, Barclays, CSLF and UBSS will act as joint bookrunners and joint lead arrangers for the Smart & Final ABL Facility.

  Smart Foodservice Credit Facilities.

        Interest Rate.    Loans under the Smart Foodservice Credit Facilities are expected to bear interest, at the Smart Foodservice Borrower's option, at a rate equal to the adjusted LIBOR or an alternate base rate, in each case plus a spread.

        Guarantors.    All obligations of the Smart Foodservice Borrower under the Smart Foodservice Credit Facilities and, at the option of the Smart Foodservice Borrower, under hedging agreements and cash management arrangements will be guaranteed by Sage Holdco, LLC ("Smart Foodservice Holdings") and each of the existing and future direct and indirect, material wholly owned domestic subsidiaries of the Smart Foodservice Borrower following the consummation of the Merger and certain related transactions (subject to customary exceptions).

        Security.    The obligations of the Smart Foodservice Borrower and the guarantors under the Smart Foodservice Credit Facilities and under any hedging agreements and cash management arrangements entered into with an Smart Foodservice Lender Party or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, by a perfected senior security interest in (a) subject to customary exceptions, substantially all of the material owned assets of the Smart Foodservice Borrower and each subsidiary guarantor, in each case, whether owned on the Closing Date or thereafter acquired and (b) all of the equity interests of the Smart Foodservice Borrower directly held by the Smart Foodservice Holdings.

        Other Terms.    The Smart Foodservice Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and acquisitions, transactions with affiliates, liens and dividends and other distributions. The Smart Foodservice Credit Facilities will also include customary events of defaults including a change of control to be defined.

  Smart & Final Term Facility.

        Interest Rate.    Loans under the Smart & Final Term Facility are expected to bear interest, at the Smart & Final Borrower's option, at a rate equal to the adjusted LIBOR or an alternate base rate, in each case plus a spread.

        Guarantors.    All obligations of the Smart & Final Borrower under the Smart & Final Term Facility and, at the option of the Smart & Final Borrower, under hedging agreements and cash management arrangements will be guaranteed by Saffron Holdco, LLC ("Smart & Final Holdings") and each of the existing and future direct and indirect, material wholly owned domestic subsidiaries of the Smart & Final Borrower (subject to customary exceptions).

        Security.    The obligations of the Smart & Final Borrower and the guarantors under the Smart & Final Term Facility and under any hedging agreements and cash management arrangements entered into with a Smart & Final Term Lender Party or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, (a) on a senior priority basis by a perfected security interest in (i) substantially all of the material owned assets of the Smart & Final Borrower and each subsidiary guarantor, in each case, whether owned on the Closing Date or thereafter acquired (other than assets constituting the ABL Priority Collateral (as defined below)) and (ii) all of the equity interests of the Smart & Final Borrower directly held by the Smart & Final Holdings, in each case, whether owned on the Closing Date or thereafter acquired (the "Term Priority Collateral") and (b) on a junior priority basis by perfected security interests in all accounts receivable, credit card receivables, loan receivables, other receivables, inventory, related books and records, general intangibles (other than intellectual property and equity interests), deposit accounts and securities accounts, and cash of the Smart & Final Borrower and each subsidiary guarantor, in each case, whether owned on the Closing Date or thereafter acquired (the "ABL Priority Collateral").

        Other Terms.    The Smart & Final Term Facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and acquisitions, transactions with affiliates, liens and dividends and other distributions. The Smart & Final Term Facility will also include customary events of defaults including a change of control to be defined.

  Smart & Final ABL Facility.

        Interest Rate.    Loans under the Smart & Final ABL Facility are expected to bear interest, at the Smart & Final Borrower's option, at a rate equal to the adjusted LIBOR or an alternate base rate, in each case plus a spread.

        Guarantors.    All obligations of the Smart & Final Borrower under the Smart & Final ABL Facility and, at the option of the Smart & Final Borrower, under hedging agreements and cash management arrangements will be guaranteed by the Smart & Final Holdings and each of the existing and future direct and indirect, material wholly owned domestic subsidiaries of the Smart & Final Borrower (subject to customary exceptions).

        Security.    The obligations of the Smart & Final Borrower and the guarantors under the Smart & Final ABL Facility and under any hedging agreements and cash management arrangements entered into with a Smart & Final ABL Lender Party or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, (a) on a senior priority basis by a perfected security interest in the ABL Priority Collateral and (b) on a junior priority basis by perfected security interests in the Term Priority Collateral.

        Other Terms.    The Smart & Final ABL Facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and acquisitions, transactions with affiliates, liens and dividends and other distributions. The Smart & Final ABL Facility will also include customary events of defaults including a change of control to be defined.

  Summary.

        This summary does not purport to be complete and is qualified in its entirety by the full text of the Debt Commitment Letters, copies of which have been filed as Exhibits (b)(1), (b)(2) and (b)(3) to the Schedule TO and which are incorporated herein by reference.

Equity Financing.

        Parent has received the Equity Commitment Letter, dated April 16, 2019, from the Equity Investors pursuant to which the Equity Investors have committed, severally, and not jointly, subject to the conditions of the Equity Commitment Letter, equity financing ("Equity Financing" and together with the Debt Financing, the "Financing") in an aggregate amount equal to $438 million, for the purpose of enabling (a) Parent to cause the Offeror to accept for payment and pay for any Shares tendered pursuant to the Offer at the Offer Closing (the "Offer Amount") and (b) Parent to make the payments due under the Merger Agreement to Smart & Final stockholders and holders of Company

Options, restricted stock awards and other Shares (the "Merger Amount"). With respect to the Offer Amount and the Merger Amount, the conditions to the Equity Investors' funding obligation under the Equity Commitment Letter include: (1) the execution and delivery of the Merger Agreement by Smart & Final, (2) the satisfaction or waiver by the Offeror or Parent of the Offer Conditions, (3) the contemporaneous acceptance for payment by the Offeror of all Shares validly tendered and not validly withdrawn pursuant to the Offer, and (4) the simultaneous closing of the Debt Financing pursuant to the terms of the Debt Commitment Letter.

        The Equity Investors' funding obligations under the Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of: (a) a valid termination of the Merger Agreement in accordance with its terms subject to certain exceptions, (unless Smart & Final has previously commenced an action for specific performance under the Equity Commitment Letter, in which case the Equity Commitment Letter will terminate upon the final, non-appealable resolution of such action by a court of competent jurisdiction and the satisfaction by such Equity Investor of any obligations finally determined or agreed to be owed by such Equity Investor, consistent with the terms of the Equity Commitment Letter), (b) the funding of the Aggregate Commitment, (c) Smart & Final accepting payment in full by the Equity Investors of the Guaranteed Obligations under the Limited Guarantee on the terms and subject to the conditions thereof, and (d) the assertion by Smart & Final or any of its affiliates of certain claims against any Equity Investor and certain other related parties.

        Smart & Final is a third party beneficiary of the Equity Commitment Letter for the limited purpose of causing the Equity Financing to be funded, but only if (a) Smart & Final is awarded specific performance pursuant to the Merger Agreement or (b) Smart & Final is enforcing its right to consent to certain matters set forth in the Equity Commitment Letter.

        This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(5) to the Schedule TO and which is incorporated herein by reference.

13.   Conditions of the Offer

        Capitalized terms used in this Section 13—"Conditions of the Offer," but not defined herein have the respective meanings given to them in the Merger Agreement.

        Notwithstanding any other provision of the Offer, the Offeror will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Merger Agreement, may terminate the Offer and not accept for payment any tendered Shares if:

          (a)   the Minimum Condition has not been satisfied;

          (b)   Smart & Final's representations and warranties (subject to de minimis, materiality and Material Adverse Effect qualifiers) contained in the Merger Agreement including, without limitation, a representation as to the absence, since the date of the Merger Agreement, of any event, occurrence, development, violation, inaccuracy, circumstance or other matter that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement) (the "Representations Conditions");

          (c)   Smart & Final has not complied with or performed in all material respects its obligations due prior to the Expiration Date under the Merger Agreement at or prior to the Offer Acceptance Time and such failure to comply or perform has not been cured by the Expiration Date (the "Covenants Condition");

          (d)   the waiting period (and any extension of the waiting period) applicable to the Offer and the Merger under the HSR Act, as amended, has not expired or been terminated (the "HSR Clearance"), and approval from the Mexican Federal Economic Competition Commission or the Mexican Federal Institute of Telecommunications shall have been obtained or deemed to have been obtained pursuant to Article 90 (V) of the Mexican Federal Economic Competition Law (the "Mexican Antitrust Approval," and together with the HSR Clearance, the "Regulatory Condition");

          (e)   the Offeror and Parent have not received a certificate executed on behalf of Smart & Final by its Chief Executive Officer or Chief Financial Officer confirming that the Representations Conditions and the Covenants Condition have been duly satisfied (the "Officer Certificate Condition");

          (f)    the absence of any temporary restraining order, preliminary or permanent injunction or other order or action taken or legal requirement by any governmental body which prevents the consummation of the Offer or the Merger (the "Restraint Condition");

          (g)   the Merger Agreement has been terminated in accordance with its terms (the "Termination Condition"); or

          (h)   the Marketing Period has not been completed (the "Marketing Period Condition").

        The foregoing conditions are for the sole benefit of Parent and the Offeror and except for the Minimum Condition, the Termination Condition, the Regulatory Condition (to the extent such waiver would reasonably be expected to adversely affect Smart & Final's stockholders, directors or officers or require rescission of the transactions contemplated hereby under applicable Antitrust Laws) and the Restraint Condition (to the extent such order or injunction applies against Smart & Final, its subsidiaries or their respective directors or officers) may be waived by Parent and the Offeror, in whole or in part at any time and from time to time, in the sole discretion of Parent and the Offeror. The failure by Parent or the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        All of the above conditions, other than those conditions dependent upon the receipt of government approvals necessary to consummate the Offer, must be satisfied or waived at or prior to the Expiration Date.

14.   Dividends and Distributions

        Smart & Final has not declared or paid cash dividends on its common stock since its initial public offering in 2014.

        The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, Smart & Final will not, and will not permit any of its subsidiaries to, without the prior consent of Parent, declare, authorize, make or pay any dividends or other distribution (whether in cash, stock, property or otherwise) with respect to any of its capital stock (other than dividends or distributions by a direct or indirect wholly owned subsidiary of Smart & Final to Smart & Final or any wholly owned subsidiary of Smart & Final in the ordinary course of business). See Section 11—"Purpose of the Offer and Plans for Smart & Final; Transaction Documents—The Merger Agreement—Covenants."

15.   Certain Legal Matters; Regulatory Approvals

        General.    Except as otherwise set forth in this Offer to Purchase, based on Parent's and the Offeror's review of publicly available filings by Smart & Final with the SEC and other information regarding Smart & Final, Parent and the Offeror are not aware of any licenses or other regulatory permits which appear to be material to the business of Smart & Final and which might be adversely affected by the acquisition of Shares by the Offeror or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Offeror, or Parent pursuant to the Offer. In addition, except as set forth below, Parent and the Offeror are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Parent's and the Offeror's acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and the Offeror currently expect that such approval or action, except as described below under "State Takeover Laws," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions. In such an event, we may not be required to purchase any Shares in the Offer. See Section 11—"Purpose of the Offer and Plans for Smart & Final; Transaction Documents—The Merger Agreement—Termination," Section 11—"Purpose of the Offer and Plans for Smart & Final; Transaction Documents—The Merger Agreement—Further Action; Efforts" and Section 13—"Conditions of the Offer."

        Legal Proceedings.    Lawsuits arising out of or relating to the Offer, the Merger or other associated transactions may be filed in the future.

        U.S. Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material ("Premerger Notification and Report Forms") have been furnished to the FTC and the DOJ and the applicable waiting period has expired or been terminated.

        It is a condition to the Offeror's obligation to accept for payment and pay for Shares tendered pursuant to the Offer that the waiting period (and any extension of the waiting period) applicable to the Offer under the HSR Act shall have expired or been terminated. Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by the ultimate parent entity of Parent, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC. If within the 15 calendar day waiting period either the FTC or the DOJ were to issue a request for additional documentary material or information (a "Second Request"), the waiting period with respect to the Transactions would be extended until ten calendar days following the date of substantial compliance by Parent with that request, unless the FTC or the DOJ terminated the additional waiting period before its expiration. After the expiration of the ten calendar day waiting period, the waiting period could be extended only by court order or with consent of Parent. If either the 15-day or 10-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act. After that time, the waiting period may be extended only by court order or with consent of Parent. The FTC or the Antitrust Division may terminate the additional 10-day waiting period before its expiration. In practice, complying with a Second Request can take a significant period of time. If the HSR Act waiting period expired or was terminated, completion of the Merger would not require an additional filing under the HSR Act if the Offeror owns more than 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Transactions expired or was terminated.

        The FTC and the DOJ frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of Smart & Final. At any time before or after the Offeror's acceptance for payment of Shares pursuant to the Offer, if the DOJ or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the DOJ have the authority to challenge the

Transactions by seeking a federal court order enjoining the Transactions or, if Shares have already been acquired, requiring disposition of those Shares, or the divestiture of substantial assets of the Offeror, Smart & Final, or any of their respective subsidiaries or affiliates, or seek other conduct relief. At any time before or after consummation of the Transactions, notwithstanding the expiration or early termination of the applicable waiting period under the HSR Act, U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the DOJ or any state or any other person, the Offeror may not be obligated to consummate the Offer or the Merger. See Section 13—"Conditions of the Offer."

        The ultimate parent entity of Parent filed a Premerger Notification and Report Form on April 25, 2019. Smart & Final filed a Premerger Notification and Report Form on April 25, 2019. On May 3, 2019, the parties were informed that the FTC granted early termination of the waiting period under the HSR Act with respect to the Transactions. Accordingly, the HSR Clearance requirement of the Regulatory Condition has been satisfied.

        Mexico Antitrust Compliance.    The approval of the Merger by the Federal Economic Competition Commission ("COFECE") under the Mexican Federal Economic Competition Law is required to consummate the Merger. Under the Mexican Federal Economic Competition Law, transactions involving parties with sales and/or assets above certain levels cannot be completed until they are reviewed and approved by COFECE. Smart & Final and the ultimate parent entity of Parent filed a formal notification to COFECE of the Merger on May 8, 2019. COFECE has 60 business days to issue a resolution, which may be extended for up to 40 additional business days if COFECE considers the transaction to be a "complex" case. This term may be restarted to day 1 on two occasions: (i) if within 10 business days following the submission of the pre-merger notification, COFECE issues a basic request for information, to which the parties will have 10 business days to respond, a term that can be extended; and/or (ii) if within 15 business days following fulfillment of the basic request for information or from the submission of the pre-merger notification (if no request for basic information is issued by COFECE), COFECE issues a request for additional information, to which the parties will have 15 business days to respond, a term that can be extended.

        State Takeover Laws.    Smart & Final is incorporated under the laws of Delaware. In its certificate of incorporation, so long as the Ares Stockholders collectively beneficially own shares of capital stock representing at least 15% of the votes entitled to be cast by the then outstanding shares of all classes and series of capital stock of Smart & Final entitled generally to vote on the election of the directors of the corporation at any annual or special meeting of stockholders, Smart & Final has opted out of, and as such is not subject to, Section 203 of the DGCL which prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other exceptions, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Ares Stockholders collectively owned 44,218,762 Shares representing in the aggregate approximately 58% of the total issued and outstanding Shares as of May 10, 2019, so Smart & Final remains opted out of, and as such is not subject to, Section 203 of the DGCL.

        A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult.

However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        Smart & Final, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 13—"Conditions of the Offer."

16.   Appraisal rights.

        No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place pursuant to Section 251(h) of the DGCL, stockholders who have not tendered their Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL and do not properly withdraw your appraisal demand or otherwise lose your rights to appraisal under Section 262 of the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares, together with interest, as determined by the Delaware Court of Chancery. This value may be the same, more or less than the price that the Offeror is offering to pay you in the Offer and the Merger. Moreover, Smart & Final may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the price paid in the Offer and the Merger.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL, attached as

Annex C to the Schedule 14D-9, carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

        In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the Delaware Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Supreme Court of Delaware also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion that does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on the factual circumstances, may or may not be a dissenter's exclusive remedy.

        Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

        As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Shares held immediately prior to the Effective Time, such stockholder must do all of the following:

  •
  within the later of the consummation of the Offer, which shall occur on the date on which irrevocable acceptance for payment of Shares occurs, and twenty days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is May 14, 2019), deliver to Smart & Final at the address indicated in the Schedule 14D-9, a demand in writing for appraisal of such Shares, which demand must reasonably inform Smart & Final of the identity of the stockholder and that the stockholder is demanding appraisal;

  •
  not tender such Shares in the Offer; and

  •
  continuously hold of record such Shares from the date on which the written demand for appraisal is made through the Effective Time.

        The foregoing summary of the rights of Smart & Final's stockholders to seek appraisal under Delaware law is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. Failure to fully and precisely follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights may result in the loss of those rights. A copy of Section 262 of the DGCL is included as Annex C to the Schedule 14D-9.

        The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

17.   Fees and Expenses

        The Offeror has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, neither Parent nor the Offeror will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will be reimbursed by the Offeror, upon request, for customary mailing and handling expenses incurred by them in forwarding the offering material to their clients.

18.   Miscellaneous

        The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, "blue sky" or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Offeror.

        The Offeror and Parent have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—"Certain Information Concerning Smart & Final—Available Information."

        No person has been authorized to give any information or make any representation on behalf of Parent or the Offeror not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Offeror, Smart & Final or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

First Street Merger Sub, Inc.

May 14, 2019

 Schedule A

Directors and Executive Officers of
The Offeror, Parent, Management IX and Controlling Entities

1.     The Offeror

        The Offeror, a Delaware Corporation, was formed on April 12, 2019, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. The Offeror is a direct wholly owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of the Offeror is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

Directors and Executive Officers of the Offeror

        The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Offeror are set forth below.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Andrew S. Jhawar, President and Director	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Jhawar is a Senior Partner of Apollo Management, L.P., having joined in February 2000, where he oversees Apollo's efforts in the Grocery, Specialty Retail, Food & Beverage and Consumer Products sectors. Prior to joining Apollo, Mr. Jhawar was an investment banker with Donaldson, Lufkin & Jenrette Securities Corporation and, prior to that, Jefferies & Company, where he focused primarily on the structuring, execution and negotiation of high yield debt and equity financing transactions. Mr. Jhawar graduated with an M.B.A. from Harvard Business School and with a B.S. in Economics from the Wharton School of the University of Pennsylvania. In addition, Mr. Jhawar currently sits on and has previously sat on a number of private and public company boards including CEC Entertainment, Inc., including as Chairman of the Board (through April 2019), since December 2018, QDOBA Restaurant Corporation, including as Chairman of the Board, since December 2018, and The Fresh Market, Inc., including as Chairman of the Board, since April 2016, The Stand LLC, including as Chairman of the Board, since August 2015, Hostess Brands, LLC from 2013 to 2017, Smart & Final Stores, Inc. from 2007 to 2012, Sprouts Farmers Market, Inc. (NASDAQ: SFM) from 2011 to 2016, including as Chairman of the Board from 2013 to 2015, General Nutrition Centers, Inc. (NYSE: GNC) from 2003 to 2007 and Rent-A-Center, Inc. (NASDAQGS: RCII) from 2001 to 2005.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Itai Wallach, Vice President, Chief Financial Officer,	c/o Apollo Global Management, LLC 9 West 57th Street, Secretary and Director 43rd Floor, New York, New York 10019 United States citizen	Mr. Wallach is a Principal at Apollo, having joined in 2012. Before joining Apollo, Mr. Wallach was a member of the Financial Sponsors Group at Barclays Capital. In addition, Mr. Wallach currently sits on the board of directors of McGraw-Hill Education, Inc. and The Fresh Market, and has previously sat on the board of directors of Jacuzzi Brands. He graduated with distinction from the Richard Ivey School of Business at the University of Western Ontario where he was an Ivey Scholar.
Laurie D. Medley Vice President and Assistant Secretary	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen
Ms. Medley is the General Counsel of Private Equity of Apollo having joined in 2006. Prior to that time, Ms. Medley was associated with the law firms of O'Sullivan, LLP from 2001 to 2002, O'Melveny & Myers LLP from 2002 to 2006 and Akin Gump Strauss Hauer & Feld LLP during 2006. Ms. Medley serves on the board of directors of Taos Ski Valley, Inc. Ms. Medley graduated cum laude from the University of Mississippi with a BA in Education and summa cum laude with a JD from Vermont Law School.
James Elworth Vice President and Assistant Secretary	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen
Mr. Elworth is the Deputy General Counsel of Credit of Apollo. Mr. Elworth joined Apollo in 2015 as the Deputy General Counsel for Credit. Prior to that time, Mr. Elworth was associated with the law firms Davis Polk & Wardwell (2007 to 2015) and Shearman & Sterling (2003 to 2007). Mr. Elworth graduated from the University of Michigan in 1998 with a B.A. and received his M.A. from Yale University in 1999. He received his J.D. from Harvard Law School in 2003.
Katherine G. Newman Vice President and Assistant Secretary	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen
Ms. Newman is the Senior Tax Counsel of Private Equity of Apollo having joined in 2010. Prior to that time, she practiced at the law firm of Akin Gump Strauss Hauer & Feld LLP. Ms. Newman graduated magna cum laude from Harvard University and received a JD from Georgetown University Law Center. She serves on the board of directors for Women's Justice Initiative, a non-profit focused on education, access to legal services and gender-based violence prevention.

2.     Parent

        Parent, a Delaware corporation, was formed on April 12, 2019, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. Parent has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Parent is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

3.     Management IX

        Management IX is a Delaware limited partnership that serves as the manager of Apollo Investment Fund IX, L.P. and other Apollo investment funds. The general partner of Management IX is AIF IX Management, LLC ("AIF IX LLC"). Apollo Management, L.P. ("Apollo LP") is the sole member and manager of AIF IX LLC. Apollo Management GP, LLC ("Management GP") is the general partner of Apollo LP. Apollo Management Holdings, L.P. ("Management Holdings") is the sole member and manager of Management GP. Apollo Management Holdings GP, LLC ("Management Holdings GP," and together with Management IX, AIF IX LLC, Apollo LP, Management GP and Management Holdings, the "Apollo Management Entities") is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as principal executive officers of Management Holdings GP. The principal office address of each of the Apollo Management Entities is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

        The principal business of Management IX is managing the Equity Investors and other Apollo investment funds. The principal business of AIF IX LLC is serving as the general partner of Management IX. The principal business of Apollo LP is serving as the sole member and manager of AIF IX LP and other Apollo Management Entities. The principal business of Management GP is serving as the general partner of Apollo LP. The principal business of Management Holdings is serving as the sole member and manager of Management GP and other Apollo Management Entities. The principal business of Management Holdings GP is serving as the general partner of Management Holdings LP.

Managers and Principal Executive Officers of Management Holdings GP

        The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the managers and principal executive officers of Management Holdings GP are set forth below.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Leon Black	See respective information under "Directors and Executive Officers of the Offeror" in Section 1 of this Schedule A.	Mr. Black is the Chairman of the board of directors and Chief Executive Officer of Apollo and a Managing Partner of Apollo Management, L.P. In 1990, Mr. Black founded Apollo Management, L.P. and Lion Advisors, L.P. to manage investment capital on behalf of a group of institutional investors, focusing on corporate restructuring, leveraged buyouts and taking minority positions in growth-oriented companies. From 1977 to 1990, Mr. Black worked at Drexel Burnham Lambert Incorporated, where he served as a Managing Director, head of the Mergers & Acquisitions Group, and co-head of the Corporate Finance Department. Mr. Black previously served on the boards of directors of the general partner of AAA and of Sirius XM Radio Inc. Mr. Black is a Co-Chairman of The Museum of Modern Art and a trustee of The Mount Sinai Medical Center and The Asia Society. He is a Director of Melanoma Research Alliance. He is also a member of The Council on Foreign Relations and The Partnership for New York City. He is also a member of the board of directors of FasterCures. Mr. Black graduated summa cum laude from Dartmouth College in 1973 with a major in Philosophy and History and received an MBA from Harvard Business School in 1975.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Joshua Harris	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Harris is a Senior Managing Director and a member of the board of directors of Apollo and a Managing Partner of Apollo Management, L.P., which he co-founded in 1990. Prior to 1990, Mr. Harris was a member of the Mergers and Acquisitions group of Drexel Burnham Lambert Incorporated. Mr. Harris is a member of the Federal Reserve Bank of New York's Investor Advisory Committee on Financial Markets and the Council of Foreign Relations. He is a Managing Partner of the Philadelphia 76ers, Chairman of the Board and Managing Member of the New Jersey Devils, a General Partner of the Crystal Palace Football Club and a member of the Board of Governors of the National Basketball Association. Mr. Harris also serves on the Board of Trustees of Mount Sinai Medical Center, Harvard Business School and the Wharton School at the University of Pennsylvania. Mr. Harris has previously served on the board of directors of Berry Plastics Group Inc., EP Energy Corporation, EPE Acquisition, LLC, CEVA Logistics, Constellium N.V., and LyondellBasell Industries B.V. Mr. Harris graduated summa cum laude and Beta Gamma Sigma from the University of Pennsylvania's Wharton School of Business with a B.S. in Economics and received his M.B.A. from the Harvard Business School, where he graduated as a Baker and Loeb Scholar.
Marc Rowan	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen
Mr. Rowan is a Senior Managing Director and member of the board of directors of Apollo and a Managing Partner of Apollo Management, L.P., which he co-founded in 1990. Prior to 1990, Mr. Rowan was a member of the Mergers & Acquisitions Group of Drexel Burnham Lambert Incorporated, with responsibilities in high yield financing, transaction idea generation and merger structure negotiation. Mr. Rowan currently serves on the boards of directors of, inter alia, Athene Holding Ltd, Athora Holding Ltd. and VA Capital. He has previously served on the boards of directors of, inter alia, the general partner of AAA, AMC Entertainment, Inc., Beats Music, Cablecom GmbH, Cannondale Bicycle Corp., Caesars Acquisition Co., Caesars Entertainment Corporation, Caesars Entertainment Operating Co., Culligan Water Technologies, Inc., Countrywide Holdings Limited, Furniture Brands International Inc., Mobile Satellite Ventures, LLC, National Cinemedia, Inc., National Financial Partners, Inc., New World Communications, Inc., the New York City Police Foundation, Norwegian Cruise Lines, Quality Distribution, Inc., Samsonite Corporation, SkyTerra Communications Inc., Unity Media SCA, Vail Resorts, Inc. and Wyndham International, Inc.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Mr. Rowan is also active in charitable activities. He is a founding member and Chairman of the Youth Renewal Fund, is Chair of the Board of Overseers of the University of Pennsylvania's Wharton School of Business and is a member of the Board of Trustees of the University of Pennsylvania. Mr. Rowan also serves on the boards of directors of Jerusalem U, Tapd, Inc. and Penthera Partners, Inc. Mr. Rowan graduated summa cum laude from the University of Pennsylvania's Wharton School of Business with a B.S. and an M.B.A. in Finance.

The Depositary and Paying Agent for the Offer is:

If delivering by mail: Equiniti Trust Company Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858	If delivering by hand or courier: Equiniti Trust Company Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120

The Information Agent for the Offer is:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720
Stockholders and All Others Call Toll-Free: (888) 785-6709

Email: info@okapipartners.com

QuickLinks

  Exhibit (a)(1)(A)
OFFER TO PURCHASE FOR CASH All Outstanding Shares of Common Stock of
The Information Agent for the Offer is
Important
Table of Contents
Summary Term Sheet
Introduction
The Tender Offer
Information Reporting and Backup Withholding Tax
  Schedule A
Directors and Executive Officers of The Offeror, Parent, Management IX and Controlling Entities